Execution Copy
Exhibit 1.1

CREDIT AGREEMENT
Dated as of December 17, 2021,
among
PERFORMANT FINANCIAL CORPORATION,
as the Borrower,
the Guarantors from time to time party hereto,
the Lenders from time to time party hereto,
and
MUFG UNION BANK, N.A.,
as Administrative Agent
MUFG UNION BANK, N.A.,
as Sole Lead Arranger and Sole Book Runner

TABLE OF CONTENTS
SECTION    HEADING    PAGE

Section 1 DEFINITIONS; INTERPRETATION	1
1.1 Definitions	1
1.2 Interpretation	24
1.3 Change in Accounting Principles	24
1.4 Divisions	25
1.5 Rates	25
Section 2 The Facilities	25
2.1 Initial Term Loan Facility	25
2.2 Revolving Facility	25
2.3 Letters of Credit	26
2.4 Applicable Interest Rates	29
2.5 Minimum Borrowing Amounts; Maximum Term SOFR Loans	29
2.6 Manner of Borrowing Loans and Designating Applicable Interest Rates	29
2.7 Payment and Maturity of Loans	31
2.8 Prepayments	31
2.9 Default Rate	33
2.10 Evidence of Indebtedness	33
2.11 Commitment Terminations	34
2.12 Replacement of Lenders	34
2.13 Defaulting Lenders	34
2.14 Cash Collateral for Fronting Exposure	35
2.15 Inability to Determine Rates	37
2.16 Illegality	38
2.17 Benchmark Replacement Setting	38
Section 3 Fees	39
3.1 Fees	39
Section 4 Taxes; Change in Circumstances, Increased Costs, and Funding Indemnity	40
4.1 Taxes	40
4.2 Change of Law	43
4.3 Reserved	43
4.4 Increased Costs	43
4.5 Funding Indemnity	44
4.6 Discretion of Lender as to Manner of Funding	44
4.7 Lending Offices; Mitigation Obligations	44
Section 5 Place and Application of Payments	45
5.1 Place and Application of Payments	45
5.2 Non-Business Days	45
5.3 Payments Set Aside	45
5.4 Account Debit	45
Section 6 Representations and Warranties	46
6.1 Organization and Qualification	46
6.2 Subsidiaries	46
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6.3 Authority and Validity of Obligations	46
6.4 Use of Proceeds; Margin Stock	47
6.5 Financial Reports	47
6.6 No Material Adverse Change	47
6.7 Full Disclosure	47
6.8 Trademarks, Franchises, and Licenses	47
6.9 Governmental Authority and Licensing	47
6.10 Good Title	47
6.11 Litigation and Other Controversies	48
6.12 Taxes	48
6.13 Approvals	48
6.14 Affiliate Transactions	48
6.15 Investment Company	48
6.16 ERISA	48
6.17 Compliance with Laws	48
6.18 OFAC	49
6.19 Other Agreements
6.20 Solvency	50
6.21 No Default or Event of Default	50
6.22 No Broker Fees.	50
Section 7 Conditions Precedent	50
7.1 All Credit Events	50
7.2 Initial Credit Event	50
Section 8 Covenants	52
8.1 Maintenance of Business	52
8.2 Maintenance of Properties	52
8.3 Taxes and Assessments	53
8.4 Insurance	53
8.5 Financial Reports	53
8.6 Inspection; Field Audits	54
8.7 Borrowings and Guaranties	55
8.8 Liens	56
8.9 Investments, Acquisitions, Loans and Advances	58
8.10 Mergers, Consolidations and Sales	59
8.11 Maintenance of Subsidiaries	60
8.12 Dividends and Certain Other Restricted Payments	60
8.13 ERISA	60
8.14 Compliance with Laws	61
8.15 Compliance with OFAC Sanctions Programs and Anti-Corruption Laws	61
8.16 Burdensome Contracts With Affiliates	62
8.17 No Changes in Fiscal Year; Accounting Changes	62
8.18 Formation of Subsidiaries	62
8.19 Change in the Nature of Business	63
8.20 Use of Proceeds	63
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8.21 No Restrictions	63
8.22 Financial Covenants	63
8.23 Modification of Organizational Documents	64
8.24 Subordinated Debt	64
8.25 Reserved	64
8.26 Post-Closing Covenants	64
8.27 Limitations on Indiana Subsidiaries	65
Section 9 Events of Default and Remedies	65
9.1 Events of Default	65
9.2 Non-Bankruptcy Defaults	67
9.3 Bankruptcy Defaults	67
9.4 Collateral for Undrawn Letters of Credit	67
9.5 Post-Default Collections	68
Section 10 The Administrative Agent	69
10.1 Appointment and Authority	69
10.2 Rights as a Lender	69
10.3 Action by Administrative Agent; Exculpatory Provisions	69
10.4 Reliance by Administrative Agent	70
10.5 Delegation of Duties	70
10.6 Resignation of Administrative Agent	70
10.7 Non-Reliance on Administrative Agent and Other Lenders	71
10.8 L/C Issuer.	71
10.9 Hedging Liability and Bank Product Obligations	72
10.10 Designation of Additional Agents	72
10.11 Authorization to Enter into, and Enforcement of, the Collateral Documents; Possession of Collateral	72
10.12 Authorization to Release, Limit or Subordinate Liens or to Release Guaranties	73
10.13 Authorization of Administrative Agent to File Proofs of Claim	73
10.14 Authorization to Enter into Intercreditor Agreement and Subordination Agreements	74
10.15 Erroneous Payments	74
Section 11 The Guarantees	76
11.1 The Guarantees	76
11.2 Guarantee Unconditional	77
11.3 Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances	77
11.4 Subrogation	78
11.5 Subordination	78
11.6 Waivers	78
11.7 Limit on Recovery	78
11.8 Stay of Acceleration	78
11.9 Benefit to Borrower and Guarantors	78
11.10 Keepwell	79
Section 12 Collateral	79
12.1 Collateral	79
12.2 Further Assurances	79
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12.3 Pledged Equity Interests	79
12.4 Liens on Real Property	80
Section 13 Miscellaneous	80
13.1 Notices	80
13.2 Successors and Assigns	82
13.3 Amendments	86
13.4 Costs and Expenses; Indemnification	87
13.5 No Waiver, Cumulative Remedies	89
13.6 Right of Setoff	89
13.7 Sharing of Payments by Lenders	90
13.8 Survival of Representations	90
13.9 Survival of Indemnities	90
13.10 Counterparts, Integration; Effectiveness.	90
13.11 Headings	91
13.12 Severability of Provisions	91
13.13 Construction	91
13.14 Excess Interest	91
13.15 Lender’s and L/C Issuer’s Obligations Several	92
13.16 No Advisory or Fiduciary Responsibility	92
13.17 Governing Law; Jurisdiction; Consent to Service of Process	92
13.18 Waiver of Jury Trial	93
13.19 USA Patriot Act	93
13.20 Confidentiality	93
13.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	94
13.22 Acknowledgement Regarding Any Supported QFCs	94

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Exhibit A	—	Notice of Payment Request
Exhibit B	—	Notice of Borrowing
Exhibit C	—	Notice of Continuation/Conversion
Exhibit D-1	—	Term Note
Exhibit D-2	—	Revolving Note
Exhibit E	—	Reserved
Exhibit F	—	Compliance Certificate
Exhibit G	—	Additional Guarantor Supplement
Exhibit H	—	Assignment and Assumption
Exhibit I-1	—	Form of U.S. Tax Compliance Certificate
Exhibit I-2	—	Form of U.S. Tax Compliance Certificate
Exhibit I-3	—	Form of U.S. Tax Compliance Certificate
Exhibit I-4	—	Form of U.S. Tax Compliance Certificate
Schedule 2.1	—	Commitments
Schedule 6.2	—	Subsidiaries
Schedule 6.11	—	Litigation
Schedule 6.17	—	Environmental Matters
Schedule 8.7	—	Indebtedness
Schedule 8.8	—	Liens
Schedule 8.9	—	Investments

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CREDIT AGREEMENT
THIS CREDIT AGREEMENT is entered into as of December 17, 2021, by and among Performant Financial Corporation, a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the several financial institutions from time to time party to this Agreement as Lenders, and MUFG UNION BANK, N.A., a national banking association, as Administrative Agent as provided herein.
PRELIMINARY STATEMENT
WHEREAS, on the Closing Date, the Borrower has requested that the Lenders extend credit in the form of Initial Term Loans (as defined herein) in an aggregate principal amount equal to the Initial Term Loan Commitment (as defined herein) for general corporate purposes, including refinancing the Existing Credit Agreement and, after the Closing Date, extend Revolving Loans at any time and from time to time prior to the Revolving Credit Termination Date, in an aggregate principal amount not to exceed the Revolving Credit Commitment (as defined herein);
NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1

DEFINITIONS; INTERPRETATION
1.1Definitions. The following terms when used herein shall have the following meanings:
“Acquired Business” means an entity or assets acquired by the Borrower or another Loan Party in an Acquisition on or after the Closing Date.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or another Loan Party is the surviving entity.
“Adjusted EBITDA” means, with reference to any Test Period, EBITDA for such Test Period, plus, EBITDA of any Subsidiary that was acquired by the Borrower or one its Subsidiaries during such Test Period.
“Administrative Agent” means MUFG Union Bank, N.A., in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 10.6.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.
“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.
“Anti-Corruption Law” means the FCPA and any law, rule or regulation of any jurisdiction concerning or relating to bribery or corruption that are applicable to any Loan Party or any Subsidiary or Affiliate.
“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, L/C Participation Fees, and the commitment fees payable under Section 3.1(a), until the first Pricing Date, the rates per annum shown opposite Level II below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

		APPLICABLE MARGIN
		INITIAL TERM FACILITY		REVOLVING FACILITY
LEVEL	TOTAL NET LEVERAGE RATIO FOR SUCH PRICING DATE	BASE RATE LOANS	TERM SOFR LOANS	BASE RATE LOANS AND REIMBURSEMENT OBLIGATIONS	TERM SOFR LOANS AND L/C PARTICIPATION FEES	REVOLVING CREDIT COMMITMENT FEE
I	Greater than 2.00 to 1.0	2.00%	3.00%	2.00%	3.00%	0.400%
II	Less than or equal to 2.00 to 1.0 and greater than or equal to 1.00 to 1.0	1.75%	2.75%	1.75%	2.75%	0.350%
III	Less than 1.00 to 1.0	1.50%	2.50%	1.50%	2.50%	0.300%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after March 31, 2022, the date on which the Administrative Agent is in receipt of the Loan Parties’ and their Subsidiaries’ most recent financial statements for the fiscal quarter then ended, pursuant to Section 8.5(a). The Applicable Margin shall be established based on the Total Net Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements are required to be delivered under Section 8.5(a), until such financial statements are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level I shall apply). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin shall be determined on the date of delivery of such financial statements and remain in effect until the next Pricing Date. In all other circumstances, the Applicable Margin shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders absent manifest error. Notwithstanding the foregoing, in the event that any financial statement or compliance certificate delivered pursuant to Sections 8.5(a) or (c) is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected compliance certificate for that period (the “Corrected Financials Date”), (ii) the Applicable Margin shall be determined based on the corrected compliance certificate for that period, and (iii) the Borrower shall immediately pay to the Administrative Agent (for the account of the Lenders that hold the Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Commitments and Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period; provided, for the avoidance of doubt, such deficiency shall be due and payable as at such Corrected Financials Date and no Default or Event of Default under Section 9.1(a) shall be deemed to have occurred with respect to such deficiency prior to such date. This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.9 and Article 9 hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Loans.
“Application” is defined in Section 2.3(b).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assigned Accounts” is defined in Section 8.26.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.2(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.
“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.17(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product Obligations” of the Loan Parties means any and all of their obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Bank Products.

“Bank Products” means each and any of the following bank products and services provided to any Loan Party by the Administrative Agent, any Lender or any of their respective Affiliates (or by a Person that was the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender on the Closing Date or the date the agreement evidencing such Bank Product was entered into): (a) credit or charge cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, and (c) depository, cash management, and treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its “reference rate” as in effect on such day, with any change in the Base Rate resulting from a change in said reference rate to be effective as of the date of the relevant change in said reference rate (it being acknowledged and agreed that such rate may not change more than once per day and may not be the Administrative Agent’s best or lowest rate), provided that in no event shall such reference rate be less than 0.00%, (b) the sum of (i) the Federal Funds Rate for such day, plus (ii) 1/2 of 1%, or (c) Term SOFR for a one month tenor in effect on such day, plus 1.00%.
“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.4(a).
“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to this Agreement.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, in each case, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities
     “Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to the then-current Benchmark, a public statement or publication of information: (a) by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark, (b) by the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator of such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark, or (c) by the regulatory supervisor for the administrator of such Benchmark announcing that such Benchmark is no longer representative.
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” is defined in the introductory paragraph of this Agreement.
“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Facility on a single date and, in the case of Term SOFR Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Facility according to their Percentages of such Facility. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 2.6.
“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in New York, New York.
“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.
“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee; provided that any lease (or other arrangement) of such Person that is or would have been treated as an operating lease as determined in accordance with GAAP immediately prior to the issuance of the Accounting Standards Update 2016-02, Leases (Topic 842) by

the Financial Accounting Standards Board shall not be treated as a Capital Lease under this Agreement and the other Loan Documents, whether or not such obligations were in effect as of the date such update was issued and regardless of whether GAAP requires such obligations to be treated as capitalized lease obligations in the financial statements of such Person.
“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances subject to a first priority perfected security interest in favor of the Administrative Agent or, if the Administrative Agent and each applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing within one (1) year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is fully insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (d) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System, (g) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above and (h) other short term liquid investments approved in writing by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned).
“CFC” means a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become, directly or indirectly, the “beneficial owner” (as defined in

Rules 13d3 and 13d5 under the Exchange Act), by way of merger, consolidation or otherwise, of 35% or more of the Voting Stock of the Borrower on a fullydiluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Borrower convertible into or exercisable for Voting Stock of the Borrower (whether or not such securities are then currently convertible or exercisable), or (b) Borrower shall cease to directly own and control 100% of each class of the outstanding equity interests of PBS, or (c) a “Change of Control” or other similar event shall occur, as defined in, or under, any documentation evidencing or otherwise relating to any Subordinated Debt having a principal in excess of $2,000,000.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.
“Collateral Account” is defined in Section 9.4.
“Collateral Documents” means the Security Agreement, the Perfection Certificate, and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements, control agreements, and other documents as shall from time to time secure or relate to the Secured Obligations or any part thereof.
“Commitments” means the Revolving Credit Commitments and the Initial Term Loan Commitments.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.5 and other technical, administrative or operational matters) that the Administrative Agent reasonably decides after consultation with the Borrower may be appropriate to reflect the adoption and implementation of any such Benchmark Replacement and to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent reasonably decides after consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advance of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
“Defaulting Lender” means, subject to Section 2.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, at any time after the Closing Date, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer and each Lender.
“Disposition” means the sale, lease, conveyance or other disposition of Property by a Loan Party or any of their Subsidiaries pursuant to Section 8.10(f), other than (a) the sale or lease of inventory in the ordinary course of business and (b) the sale, transfer, lease or other disposition of Property of a Loan Party to another Loan Party.
“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any state of the United States or the District of Columbia.
“EBITDA” means with respect to the Loan Parties and their Subsidiaries, with reference to any period, Net Income for such period plus (a) all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) depreciation and amortization expenses for such period, including charges for impairment of goodwill and other intangibles for such period, (iv) all non-cash expenses or charges during such period, (v) new contract onboard and ramp up costs and expenses during such period; provided that (A) such costs and expenses are incurred during the fourteen (14) month period following the date on which such contract is effective, (B) no adjustments shall be added pursuant to this clause (v) to the extent duplicative of any other item otherwise added to Adjusted EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period, (C) all such adjustments described in this clause (v) for any Test Period shall not exceed the lesser of (x) $2,500,000, and (y) 20% of Adjusted EBITDA for such Test Period (calculated before giving effect to the adjustments made pursuant to this clause (v)), (vi) any non-recurring reasonable and documented outofpocket fees, cash charges and other cash expenses made or incurred during such period in connection with a Permitted Acquisition or Investment or disposition or other asset sale permitted hereunder (whether or not consummated) and that are paid or otherwise accounted for within twelve (12) months of such Permitted Acquisition, Investment, disposition or asset sale (whether or not consummated); (vii) any extraordinary one-time expenses for such period such as transaction expenses (including, without limitation, expenses and fees paid in connection with this Transaction); (viii) reasonable and documented service contract breakage fees paid during such period; provided that the aggregate amount of any such costs, charges, accruals, reserves or expenses added back to the calculation of EBITDA under clauses (vi), (vii), and (viii) (excluding reasonable and documented out of pocket fees and expenses paid in connection with this Transaction, or any reasonable and documented out of pocket investment banking fees and expenses) shall not exceed (A) for any Test Period ending prior to the second anniversary of the Closing Date, 7.50% of EBITDA and (B) for any Test Period ending after the second anniversary of the Closing Date, 5.00% of EBITDA, in each case before giving effect to such addbacks (or such other amount as otherwise mutually agreed to by the Borrower and the Required Lenders); and (ix) reasonable and documented severance expenses paid during such period, minus (b) in each case with regard to such period, non-cash income during such period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.2(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.2(b)(iii)).
“Eligible Line of Business” means any business engaged in as of the date of this Agreement by the Loan Parties or their Subsidiaries or any business or property acquired that is reasonably related, ancillary or substantially similar thereto (or any reasonable extensions or expansions thereof).
“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, investigative, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management, protection or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, investigation, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, costs of compliance, penalties or indemnities), of any Loan Party or any Subsidiary of a Loan Party directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other legally enforceable consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.
“Erroneous Payment” has the meaning assigned to it in Section 10.15(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 10.15(d).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 10.15(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 10.15(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.15(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” means any event or condition identified as such in Section 9.1.
“Event of Loss” means, with respect to any Property of a Loan Party or Subsidiary thereof, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.
“Excess Availability” means, as of any time the same is to be determined, the amount (if any) by which (a) the Revolving Credit Commitments as then in effect exceeds (b) the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

“Excluded Account” has the meaning set forth in the Security Agreement.
“Excluded Property” has the meaning set forth in the Security Agreement.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.1 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain credit agreement dated as of August 7, 2017, as amended, restated, supplemented or modified from time to time, by and between Performant Business Services, Inc., as borrower and ECMC Group, Inc as lender thereunder.
“Facility” means any of the Revolving Facility and the Initial Term Loan Facility.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§78dd-1, et seq.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided that in no event shall the Federal Funds Rate be less than 0.00%.
“Fee Letter” means the Fee Letter dated as of December 17, 2021 between the Borrower and the Administrative Agent regarding certain fees to be paid by the Borrower in connection with the transactions contemplated by the Loan Documents, as the same may be amended, modified, supplemented or restated from time to time.
“Financial Officer” of any Person means the chief executive officer, president, chief financial officer, principal accounting officer, treasurer or controller of such Person.
“Fixed Charge Coverage Ratio” means, as of the last day of any Test Period, the ratio of (a) Adjusted EBITDA for such Test Period, less taxes on income (net of tax refunds) paid in cash by the Loan Parties and their Subsidiaries during such Test Period, less Restricted Payments paid by the Loan Parties and their Subsidiaries to any Person that is not a Loan Party during such Test Period, less Maintenance CapEx for such Test Period to (b) Fixed Charges for such Test Period.

“Fixed Charges” means, with reference to any Test Period, the sum of (a) all scheduled payments of principal paid with respect to Total Funded Debt of the Loan Parties and their Subsidiaries during such period and (b) Interest Expense paid during such Test Period. Notwithstanding the foregoing, (i) for the Test Period ended as of March 31, 2022, Fixed Charges for such period shall be deemed to be equal to the product of Fixed Charges for the fiscal quarter ending March 31, 2022, times four (4), (ii) for the Test Period ended as of June 30, 2022, Fixed Charges for such period shall be deemed to be equal to the product of Fixed Charges for the two consecutive fiscal quarters ending June 30, 2022, times two (2), and (iii) for the Test Period ended as of September 30, 2022, Fixed Charges for such period shall be deemed to be equal to the product of Fixed Charges for the three consecutive fiscal quarters ending September 30, 2022, times four thirds (4/3).

“Floor” means a rate of interest equal to 0.00%.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Foreign Subsidiary Holdco” means any Subsidiary of the Borrower that owns no material assets other than equity interests (or equity interests and Indebtedness) of one or more Foreign Subsidiaries that are CFCs.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty Agreements” means and includes the Guarantee of the Loan Parties provided for in Section 11 and any other guaranty agreement executed and delivered in order to guarantee the Secured Obligations or any part thereof in form and substance acceptable to the Administrative Agent.
“Guarantors” means PBS, PRI, PT, and each other Person that becomes a guarantor of all or part of the Secured Obligations after the Closing Date, including, without limitation, the Subsidiaries of the Borrower as may from time to time become parties to this Agreement pursuant to Section 12.2.
“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous, toxic, or a pollutant and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous,” “toxic,” or a “pollutant” or words of like import pursuant to an Environmental Law.
“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or its Subsidiaries shall be a Hedging Agreement.
“Hedging Liability” means the liability of any Loan Party to the Administrative Agent, any Lender, or any of their respective Affiliates (or to any other counterparty that was the Administrative Agent, a Lender, or any of their respective Affiliates as of the date such Hedging Agreement is entered into) in respect of any Hedging Agreement as such Loan Party may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor); provided, however, that, with respect to any Guarantor, Hedging Liability Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.
“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation, or as to which such approval has been withdrawn.
“Immaterial Subsidiary” means a Subsidiary which, (a) when considered on an individual basis, does not have (i) assets with an aggregate book value in excess of 5.0% of consolidated total assets of the Borrower and its Subsidiaries as of the date of the most recently ended fiscal quarter of the Borrower for which the Borrower has delivered financial statements pursuant to Section 8.5(a) or (b) or (ii) revenues attributable to such Subsidiary in excess of 2.5% of the consolidated revenues of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter of the Borrower for which the Borrower has delivered financial statements pursuant to Section 8.5(a) or (b) and (b) when taken together with all other Immaterial Subsidiaries which are not Guarantors, does not have (i) assets with an aggregate book value in excess of 10% of consolidated total assets of the Borrower and Subsidiaries as of the date of the most recently ended fiscal quarter of the Borrower for which the Borrower has delivered financial statements pursuant to Section 8.5(a) or (b) or (ii) revenues in excess of 5.0% of the consolidated revenues of the Borrower and its Subsidiaries.
“Indebtedness” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (including earn out obligations, but excluding (i) trade accounts payable arising in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of such Person, (iii) any purchase price adjustment or earnout obligation until such adjustment or obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (iv) accrued expenses and liabilities and intercompany liabilities arising in the ordinary course of such Person’s business, and (v) prepaid or deferred revenue arising in the ordinary course of business), (c) all Capitalized Lease Obligations of such Person, (d) all obligations of such Person on or with respect to letters of credit (other than performance letters of credit), bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, (e) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person or any warrant, right or option to acquire such equity interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (f) all Guarantees of such Person in respect of any of the foregoing, (g) all performance bonds, surety bonds and similar instruments for which such Person has any indemnity, reimbursement or similar obligation, (h) all indebtedness of the kind referred to in clauses (a) through (g) above and clause (i) below secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, and (i) all net obligations (determined as of any time based on the termination value thereof) of such Person under any Hedging Agreement. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indiana Subsidiaries” means Premiere Credit of North America, LLC, and Healthcare Billing Administrators, LLC.
“Initial Term Loan” is defined in Section 2.1 and, as so defined, includes a Base Rate Loan or a Term SOFR Loan, each of which is a “type” of Initial Term Loan hereunder.
“Initial Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make its Initial Term Loan on the Closing Date in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 attached hereto and made a part hereof, as the same may be increased, reduced or otherwise modified from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Initial Term Loan Commitments of the Lenders aggregate $20,000,000 on the Closing Date.
“Initial Term Loan Facility” means the credit facility for the Initial Term Loans.
“Initial Term Loan Maturity Date” means December 17, 2026.
“Initial Term Loan Percentage” means, for each Lender, the percentage of the Initial Term Loan Commitments represented by such Lender’s Initial Term Loan Commitment or, if the Initial Term Loan Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Initial Term Loans then outstanding.
“Initial Term Note” is defined in Section 2.10.
“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Loan Parties and their Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any Term SOFR Loan, the last day of each Interest Period with respect to such Term SOFR Loan and on the maturity date, and (b) with respect to any Base Rate Loan, the last day of every calendar month and on the maturity date.
“Interest Period” means with respect to any Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter (in each case subject to the availability thereof), as selected by the Borrower in a Notice of Borrowing or Notice of Continuation/Conversion pursuant to Section 2.6(a); provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Initial Term Loan Maturity Date or the Revolving Credit Termination Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.17(d) shall be available for specification in such Notice of Borrowing or Notice of Continuation/Conversion; provided further that, with respect to the Term SOFR Loan disbursed on the Closing Date, the Interest Period shall be the period commencing on the Closing Date and ending on March 31, 2022. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.
“Investment” means, as to any Person, any (a) purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the Acquisition (in one transaction or a series of transactions) of another Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“L/C Issuer” means MUFG Union Bank, N.A. or any one of its Affiliates, in its capacity as the issuer of Letters of Credit hereunder, or such other Lender requested by the Borrower (with such Lender’s consent) and approved by the Administrative Agent in its sole discretion, in each case together with its successors in such capacity as provided in Section 2.3(h).
“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations that have not been converted to Revolving Loans.
“L/C Participation Fee” is defined in Section 3.1(b).
“L/C Sublimit” means $2,500,000, as reduced or otherwise amended pursuant to the terms hereof.
“Legal Requirement” means any treaty, convention, statute, law, common law, rule, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes MUFG Union Bank, N.A. and the other Persons listed on Schedule 2.1 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, and excluding any Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lending Office” is defined in Section 4.7.
“Letter of Credit” is defined in Section 2.3(a).
“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.
“Liquidity” means, at any time, the sum of (i) the aggregate amount of Qualified Cash plus (ii) Excess Availability.
“Loan” means any Revolving Loan or Term Loan, whether outstanding as a Base Rate Loan or Term SOFR Loan or otherwise, each of which is a “type” of Loan hereunder.
“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guaranty Agreements, the Fee Letter and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Party” means the Borrower and each of the Guarantors.
“Maintenance CapEx” means, for any period, the aggregate amount of Capital Expenditures made during such period for the purpose of maintaining, or extending the useful life of, any capital asset (which do not otherwise constitute normal replacements and maintenance which are properly charged to current operations).
“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or financial condition of the Loan Parties and their Subsidiaries taken as a whole, (b) a material impairment of the ability of the Loan Parties (taken as a whole) to perform their obligations under any Loan Document to which they are a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), and obligations in respect of one or more Hedging Agreements, of any one or more of the Loan Parties and their Subsidiaries, in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “obligations” of any Loan Party or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an equal or lesser amount determined by the Administrative Agent and the L/C Issuer in their good faith.
“Moody’s” means Moody’s Investors Service, Inc.
“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition, (ii) sale, use, transfer or other transactional taxes paid or payable by such Person as a direct result of such Disposition, and (iii) the principal amount of any Indebtedness permitted hereby which is secured by a prior perfected Lien on the asset subject to such Disposition and is required to be repaid in connection with such Disposition, and (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, including in each of the foregoing clauses (a) and (b), net of and any reserves taken in accordance with GAAP for so long as such reserves are required by GAAP.
“Net Income” means, with reference to any period, the net income (or net loss) of the Loan Parties and their Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary, except to the extent permitted to be included in Adjusted EBITDA, (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any Subsidiary of the Borrower has an equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any Subsidiary of the Borrower during such period, and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 13.3 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” and “Notes” each is defined in Section 2.10.
“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, any Erroneous Payment Subrogation Rights and all other payment obligations of the Borrower or any other Loan Party arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.
“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
“OFAC Event” is defined in Section 8.15.
“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC or the Department of Treasury, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders (whether administered by OFAC or otherwise), and any similar laws, regulations or orders adopted by any State within the United States.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).
“Participant” is defined in clause (d) of Section 13.2.
“Participant Register” is defined in clause (d) of Section 13.2.
“Participating Interest” is defined in Section 2.3(e).
“Participating Lender” is defined in Section 2.3(e).
“Payment Recipient” has the meaning assigned to it in Section 10.15(a).
“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under Title IV of ERISA.
“PBS” means Performant Business Services, Inc., a Nevada corporation.
“Percentage” means for any Lender its Revolver Percentage or Initial Term Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis (including, without limitation, Section 13.4(c)), such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage or the Initial Term Loan Percentage, and expressing such components on a single percentage basis.
“Perfection Certificate” means that certain Perfection Certificate dated as of the Closing Date, from Borrower to the Administrative Agent.
“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:
(a)the Acquired Business is in an Eligible Line of Business and has its primary operations within the United States of America (it being understood and agreed that any Acquired Business that is not a Domestic Subsidiary or is not owned directly by a Domestic Subsidiary shall be deemed to have its primary operations within the United States of America if the Loan Parties comply with Section 8.29 with respect to the equity interests of such Acquired Business);
(b)the Acquisition shall not be a Hostile Acquisition;
(c)unless the Administrative Agent shall otherwise consent in writing, the Administrative Agent shall have received financial statements and analysis of the Acquired Business that have undergone review of a scope reasonably satisfactory to the Administrative Agent;
(d)unless the Administrative Agent shall otherwise consent in writing, the Borrower shall have notified the Administrative Agent and Lenders not less than fifteen (15) days prior to any such Acquisition and furnished to the Administrative Agent at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), and two (2) year historical financial information (to the extent available) and two (2) year pro forma financial forecasts of the target reasonably satisfactory to the Administrative Agent demonstrating satisfaction of the condition described in clause (g) below;
(e)if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied as of the closing of such Acquisition (or such later date as agreed to by the Administrative Agent in its sole discretion in writing), with the requirements of Sections 11 and 12 in connection therewith;
(f)after giving effect to the Acquisition and any Credit Event in connection therewith, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 8.22 on a pro forma basis, calculated using the required covenant compliance levels for the next succeeding determination period (looking back in each case for the most recently completed four (4) fiscal quarter as if the Acquisition occurred on the first day of such period and after giving effect to the payment of the purchase price for the Acquired Business);
(g)unless the Administrative Agent shall otherwise consent in writing, after giving effect to the Acquisition and any Credit Event in connection therewith, the Loan Parties shall have not less than $2,000,000 of Liquidity;
(h)unless consented to in writing by the Administrative Agent, any seller-financed Indebtedness incurred in connection with such Acquisition shall be subordinated to the Secured Obligations hereunder in a manner reasonably satisfactory to the Administrative Agent; and
(i)as soon as available, the Borrower has delivered to the Administrative Agent executed counterparts of the purchase agreement and, to the extent requested by the Administrative Agent, any other material agreements, documents, consents and approvals pursuant to which such Acquisition is to be consummated, in each case in form and substance reasonably satisfactory to the Administrative Agent.
“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing, or has made or accrued, an obligation to make contributions within the preceding five plan years.
“Premises” means the real property owned or leased by any Loan Party or any Subsidiary of a Loan Party, or managed by any Loan Party or any Subsidiary of a Loan Party on behalf of a third party.
“PRI” means Performant Recovery, Inc., a California corporation.
“Privacy and Security Laws” means (i) the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act (42 U.S.C. §17921 et seq.), and as the same may be further amended, modified or supplemented from time to time and (ii) any other Legal Requirement concerning the privacy or security of personal information, including state data breach notification laws, state health information privacy laws, and state consumer protection laws.
“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.
“PT” means Performant Technologies, LLC, a California limited liability company.
“Qualified Cash” means, as of any date of determination, the amount of unrestricted (other than pursuant to any Loan Document or bankers’ liens, rights of setoff and other similar Liens owing to financial institutions) cash of the Loan Parties that is in deposit accounts that are subject to control of the Administrative Agent.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) any L/C Issuer, as applicable.
“Reimbursement Obligation” is defined in Section 2.3(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. To the extent provided in the last paragraph of Section 13.3, the Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, however, that at any time there are more than two Lenders, “Required Lenders” must include at least two non-affiliated Lenders.
“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposures representing more than 50% of the total Revolving Credit Exposures of all Lenders. To the extent provided in the last paragraph of Section 13.3, the Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided, however, that at any time there are more than two Lenders having Revolving Credit Exposures, “Required Revolving Lenders” must include at least two non-affiliated Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” of any person means any executive officer or Financial Officer of such Person and any other officer, general partner or managing member or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.
“Restricted Payments” is defined in Section 8.12.
“Revolver Percentage” means, for each Lender, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated or expired, the percentage of the total Revolving Credit Exposure then outstanding held by such Lender.
“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $15,000,000 as of the Closing Date.

“Revolving Credit Commitment Fee” is defined in Section 3.1(a).
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations at such time.
“Revolving Credit Termination Date” means December 17, 2026, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.11, 9.2 or 9.3.
“Revolving Facility” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 2.2 and 2.3.
“Revolving Loan” is defined in Section 2.2 and, as so defined, includes a Base Rate Loan or a Term SOFR Loan, each of which is a “type” of Revolving Loan hereunder.
“Revolving Note” is defined in Section 2.10.
“S&P” means S&P Global Ratings.
“Secured Creditor” is defined in the Security Agreement.
“Secured Obligations” is defined in the Security Agreement.
“Security Agreement” means that certain Security Agreement dated as of the date of this Agreement among the Loan Parties and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvent” means the fair salable value of the Borrower and its Subsidiaries’ consolidated assets (including goodwill minus disposition costs) exceeds the fair value of the Borrower’s and its Subsidiaries liabilities; the Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement; and the Borrower is able to pay its debts (including trade debts) as they mature and has not stopped paying its debts as they fall due and the value of its assets is not less than the value of its liabilities (taking into account contingent obligations).
“Subordinated Debt” means any unsecured Indebtedness which is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing by the Administrative Agent and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case, reasonably satisfactory to the Administrative Agent.
“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of a Loan Party or of any of their direct or indirect Subsidiaries.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means the Initial Term Loan.
“Term SOFR” means
(a) the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day, and
(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).
“Term SOFR Loan” shall mean, at any time, a Loan which then bears interest at a rate based on clause (a) of the definition “Term SOFR”.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Test Period” means, at any time the same is to be determined, the four (4) consecutive fiscal quarters of the Loan Parties and their Subsidiaries most recently ended.
“Threshold Amount” means $750,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.
“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness described in clauses (a)-(f), both inclusive, and clause (h) of the definition thereof, of the Loan Parties and their Subsidiaries at such time (but excluding the undrawn portion of Letters of Credit issued for the account of the Borrower and/or its Subsidiaries).
“Total Net Leverage Ratio” means, as of the last day of any Test Period, the ratio of (a) Total Funded Debt of the Loan Parties and their Subsidiaries as of the last day of such Test Period, minus the amount by which the lesser of (x) $10,000,000, and (y) Qualified Cash as of such date of determination, in either case, exceeds $2,000,000 to (b) Adjusted EBITDA for such Test Period.
“Transactions” shall mean, collectively, the transactions constituting or contemplated by this Agreement and the other Loan Documents, the repayment of any existing Indebtedness of the Loan Parties on the Closing Date and the consummation of any other transactions in connection with the foregoing (including the payment of the fees, costs and expenses incurred in connection with any of the foregoing).
“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Vested Liabilities” means, for any Plan, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S. Dollars” and “$” each means the lawful currency of the United States of America.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in subsection (f) of Section 4.1.
“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.
“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to Los Angeles, California time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. The Loan Parties covenant and agree with the Lenders that whether or not any Loan Party may at any time adopt Accounting Standards Codification 825 or account for assets and liabilities acquired in an acquisition on a fair value basis pursuant to Accounting Standards Codification 805, all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Loan Parties have not adopted Accounting Standards Codification 825 or Accounting Standards Codification 805.
1.3Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Loan Parties and their Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Loan Parties shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.
1.4Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
1.5Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service

SECTION 2

THE FACILITIES
2.1Initial Term Loan Facility. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan (individually an “Initial Term Loan” and collectively for all the Lenders the “Initial Term Loans”) in U.S. Dollars to the Borrower in the amount of such Lender’s Initial Term Loan Commitment. The Initial Term Loans shall be advanced in a single Borrowing on the Closing Date and shall be made ratably by the Lenders in proportion to their respective Initial Term Loan Percentages, at which time the Initial Term Loan Commitments shall expire. As provided in Section 2.6(a), the Borrower may elect that the Initial Term Loans be outstanding as Base Rate Loans or Term SOFR Loans. No amount repaid or prepaid on any Initial Term Loans may be borrowed again (it being understood and agreed that any continuation or conversion of an Initial Term Loan shall not constitute an additional Borrowing).
2.2Revolving Facility.
(a)Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively for all the Lenders the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 2.6(a), the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Term SOFR Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.
(b)[Reserved]
2.3Letters of Credit.
(a)General Terms. Subject to the terms and conditions hereof, as part of the Revolving Facility, the L/C Issuer shall issue letters of credit (each a “Letter of Credit”) for the account of the Borrower or for the account of the Borrower and one or more of its Subsidiaries in an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, Letters of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.
(b)Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form reasonably satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or thirty (30) days prior to the Revolving Credit Termination Date (except to the extent the Borrower delivers Cash Collateral as set forth below), in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary for the relevant Letter of Credit, in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). If any L/C Issuer issues or has issued any Letter of Credit with an expiration date that occurs after the date thirty (30) days prior to the Revolving Credit Termination Date (or the expiration date of which is automatically extended to a date after the date thirty (30) days prior to the Revolving Credit Termination Date), the Borrower shall, not later than the date forty-five (45) days prior to the Revolving Credit Termination Date, deliver to the Administrative Agent, without notice or demand, Cash Collateral in an amount equal to 103% of the face amount of each such Letter of Credit, to be held in accordance with Section 9.4 hereof. Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 3.1(b), (ii) except as otherwise provided herein or in Sections 2.8, 2.13 or 2.14, unless an Event of Default exists, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, except as otherwise provided for in Section 2.6(c), the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 (or 366, if applicable) days, and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Administrative Agent or the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after thirty (30) days prior to the Revolving Credit Termination Date (except to the extent Cash Collateralized as provided above), (ii) the Revolving Credit Commitments have been terminated, or (iii) an Event of Default exists and either the Administrative Agent or the Required Lenders (with notice to the Administrative Agent) have given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 and the other terms of this Section.

(c)The Reimbursement Obligations. Subject to Section 2.3(b), the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon (Los Angeles time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:00 a.m. (Los Angeles time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:00 a.m. (Los Angeles time) on the date when such drawing is to be paid, by no later than 12:00 Noon (Los Angeles time) on the following Business Day, in immediately available funds at the Administrative Agent’s office specified in Section 13.1, or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 2.3(e) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.3(e) below.
(d)Obligations Absolute. The Borrower’s obligation to reimburse L/C Obligations shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and each other Loan Party to the extent permitted by applicable law) suffered by the Borrower or any Loan Party that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as determined by a court of competent jurisdiction by final and nonappealable judgment), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, the L/C Issuer may, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(e)The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 2.3(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer

(with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Los Angeles time), or not later than 1:00 p.m. (Los Angeles time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Lender, and each payment by a Participating Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.
(f)Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this subsection (f) and all other parts of this Section shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.
(g)Manner of Requesting a Letter of Credit. The Borrower shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower, and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.
(h)Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer, and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

2.4Applicable Interest Rates.
(a)Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be (360 days, in the case of clause (c) of the definition of Base Rate relating to SOFR), and the actual days elapsed on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Term SOFR Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).
(b)Term SOFR Loans. Each Term SOFR Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus Term SOFR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).
(c)Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.
2.5Minimum Borrowing Amounts; Maximum Term SOFR Loans. Each Borrowing of Base Rate Loans advanced under a Facility shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000. Each Borrowing of Term SOFR Loans advanced, continued or converted under a Facility shall be in an amount equal to $250,000 or such greater amount which is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than five (5) Borrowings of Term SOFR Loans outstanding hereunder at any one time.
2.6Manner of Borrowing Loans and Designating Applicable Interest Rates.
(a)Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 10:00 a.m. (Los Angeles time): (i) at least three (3) Business Days (or such shorter period of time as may be agreed by the Administrative Agent) before the date on which the Borrower requests the Lenders to advance a Borrowing of Term SOFR Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 2.5, a portion thereof, as follows: (i) if such Borrowing is of Term SOFR Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Term SOFR Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Term SOFR Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Term SOFR Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Term SOFR Loans must be given by no later than 10:00 a.m. (Los Angeles time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Term SOFR Loans, the Interest Period applicable thereto. Upon notice to the Borrower by the Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 9.1(j) or 9.1(k) with respect to any Loan Party, without notice), no Borrowing of Term SOFR Loans shall be advanced, continued, or created by conversion if any Event of Default then exists. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.
(b)Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 2.6(a) above and, if such notice requests the Lenders to make Term SOFR Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.
(c)Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 2.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Term SOFR Loans before the last day of its then current Interest Period within the period required by Section 2.6(a) and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. If the Borrower requests a conversion or continuation of Term SOFR Loans but fails to specify an Interest Period, it will be deemed to have selected an Interest Period of one month. In the event the Borrower fails to give notice pursuant to Section 2.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Los Angeles time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Facility on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.
(d)Disbursement of Loans. Not later than 1:00 p.m. (Los Angeles time) on the date of any requested advance of a new Borrowing, subject to Section 7, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the office of the Administrative Agent office specified in Section 13.1 (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of each new Borrowing received from each Lender available to the Borrower at the Administrative Agent’s office specified in Section 13.1 (or at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the Borrower pursuant to wire transfer instructions agreed to by the Borrower and the Administrative Agent.
(e)Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Los Angeles time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 4.5 so that the Borrower will have no liability under such Section with respect to such payment. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
2.7Payment and Maturity of Loans.
(a)Scheduled Payments of Initial Term Loans. The Borrower shall make principal payments on the Initial Term Loans in installments on the dates and in the respective amounts shown below (unless any such day is not a Business Day, in which event such payment is due on the immediately preceding Business Day), in each case as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.8:

Date of Payment	Amount of Term Loan Payment

March 31, 2022
June 30, 2022
September 30, 2022
December 31, 2022
March 31, 2023
June 30, 2023
September 30, 2023
December 31, 2023
March 31, 2024
June 30, 2024
September 30, 2024
December 31, 2024
March 31, 2025
June 30, 2025
September 30, 2025
December 31, 2025
March 31, 2026
June 30, 2026
September 30, 2026

$125,000 $125,000 $125,000 $125,000 $250,000 $250,000 $250,000 $250,000 $375,000 $375,000 $375,000 $375,000 $375,000 $375,000 $375,000 $375,000 $500,000 $500,000 $500,000

with a final payment of all principal and interest not sooner paid on the Initial Term Loans due and payable on Initial Term Loan Maturity Date. Each such principal payment shall be applied to the Lenders holding the Initial Term Loans pro rata based upon their Initial Term Loan Percentages.
(b)Revolving Loans. Each Revolving Loan, for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Revolving Credit Termination Date.
2.8Prepayments.

(a)Optional. The Borrower may voluntarily prepay Revolving Loans and Term Loans in whole or in part (but, if in part, then in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000, and in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.5 remains outstanding) upon not less than two (2) Business Day prior notice by the Borrower to the Administrative Agent in the case of any prepayment of a Borrowing of Term SOFR Loans and notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Los Angeles time) on the date of prepayment in the case of a Borrowing of Base Rate Loans (or, in any case, such shorter period of time then agreed to by the Administrative Agent), without penalty or premium (except amounts due under Section 4.5) such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Term SOFR Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 4.5, and any voluntary prepayment of the Term Loans shall be applied to the principal amortization payments thereof in the manner directed by the Borrower.
(b)Mandatory.  If at any time the aggregate Revolving Credit Exposure shall be in excess of the aggregate Revolving Credit Commitments then in effect, the Borrower shall immediately and without notice or demand pay over the amount of the excess to the Administrative Agent for the account of the Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans until paid in full with any remaining balance to be held by the Administrative Agent in the Collateral Account as security for the L/C Obligations solely to the extent necessary to reduce eliminate such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.8(b) unless after the prepayment in full of the Revolving Loans, the aggregate Revolving Credit Exposure continues to exceed the aggregate Revolving Credit Commitments then in effect.
(ii)If any Loan Party shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property, then the Borrower shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by such Loan Party in respect thereof) and, promptly upon receipt by such Loan Party of the Net Cash Proceeds of such Disposition or Event of Loss, the Borrower shall prepay the Term Loan in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that (x) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions or Events of Loss during any fiscal year of the Borrower not exceeding the Threshold Amount in the aggregate so long as no Event of Default then exists, and (y) so long as no Event of Default then exists, if the Borrower states in its notice of such event that the relevant Loan Party intends to reinvest such Net Cash Proceeds within 365 days in the business of the Loan Parties and their Subsidiaries, then the Borrower shall not be required to make a mandatory prepayment under this subsection in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested with such 365 day period. Promptly after the end of such 365 day period, the Borrower shall notify the Administrative Agent whether such Loan Party has reinvested such Net Cash Proceeds in the business of the Loan Parties and their Subsidiaries, and, to the extent such Net Cash Proceeds have not been so reinvested, the Borrower shall promptly prepay the Term Loan in the amount of such Net Cash Proceeds not so reinvested.
(iii)The amount of each such prepayment under clause (ii) of this Section 2.8(b) shall be applied to the remaining principal installments of the Initial Term Loans first, pro rata to the remaining principal amortization payments and second, to the principal due at maturity. Unless the Borrower otherwise directs, prepayments of Loans under this Section 2.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Term SOFR Loans in the order in which their Interest Periods expire (if applicable). Each prepayment of Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Term SOFR Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 4.5, but otherwise without premium or penalty.

(c)Generally. Any amount of Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again. No amount of the Term Loans paid or prepaid may be reborrowed.
2.9Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, letter of credit fees and other amounts at a rate per annum equal to:
(a)for any Base Rate Loan bearing interest based on the Base Rate, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;
(b)for any Term SOFR Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;
(c)for any Reimbursement Obligation not converted into a Revolving Loan, the sum of 2.0% plus the amounts due under Section 2.3 with respect to such Reimbursement Obligation;
(d)for any Letter of Credit, the sum of 2.0% plus the L/C Participation Fee due under Section 3.1(b) with respect to such Letter of Credit; and
(e)for any other amount owing hereunder not covered by clauses (a) through (d) above, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;
provided, however, that in the absence of acceleration pursuant to Section 9.2 or 9.3, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower (which election may be retroactively effective to the date of such Event of Default). While any Event of Default exists after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.
2.10Evidence of Indebtedness.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)Subject to Section 13.2(c), the entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(d)Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Initial Term Loans and referred to herein as an “Initial Term Note”) or D-2 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), as applicable (the Initial Term Notes and Revolving Notes being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the relevant Term Loan Commitment or Revolving Credit Commitment, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section

13.2) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 13.2, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.
2.11Commitment Terminations.
(a)Optional Revolving Credit Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $500,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.
(b)Any termination of the Revolving Commitments pursuant to this Section may not be reinstated.
2.12Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.7, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.2), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.1 or Section 4.4) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.2;
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.5 as if the Loans owing to it were prepaid rather than assigned) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable law; and
(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
2.13Defaulting Lenders.

(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.7 hereto shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with their Percentages of the relevant Commitments without giving effect to Section 2.13(a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.13(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(A)No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)With respect to any L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages of the relevant Commitments (calculated without regard to such Defaulting Lender’s Commitments) but only to the extent that (x) the conditions set forth in Section 7.1 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Loans and interests in L/C Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 13.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under law Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their respective Percentages of the relevant Commitments (without giving effect to Section 2.13(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)Letters of Credit. So long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
2.14Cash Collateral for Fronting Exposure. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.13(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuers, and agree to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.14 or Section 2.13 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.14(c) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and each L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.14, the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower or any other Loan Party, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
2.15Inability to Determine Rates. Subject to Section 2.17, if, on or prior to the first day of any Interest Period for any Term SOFR Loan:
(a)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or
(b)the Required Lenders determine that for any reason in connection with any request for a Term SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.
Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.5. Subject to Section 2.17, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

2.16Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Loans to such day, and (ii) if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the Base Rate without reference to clause (c) of the definition of “Base Rate,” in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.5.
2.17Benchmark Replacement Setting.
(a)Benchmark Replacement.
(i)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.17(a)(i) will occur prior to the Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.17(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrower, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.17.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
SECTION 3

FEES
3.1Fees.
(a)Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee (the “Revolving Credit Commitment Fee”) at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) times the daily amount by which the aggregate Revolving Credit Commitments exceeds the principal amount of Revolving Loans and L/C Obligations then outstanding. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the Closing Date) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.
(b)Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.3, the Borrower shall pay to the L/C Issuer for its own account a fronting fee with respect to such Letter of Credit as agreed to in writing between the Borrower and the applicable L/C Issuer. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee (the “L/C Participation Fee”) at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.
(c)Upfront Fee. The Borrower shall pay to the Administrative Agent for the benefit of the Lenders those fees set forth in the Fee Letter.
SECTION 4

TAXES; CHANGE IN CIRCUMSTANCES,
INCREASED COSTS, AND FUNDING INDEMNITY
4.1Taxes.
(a)Certain Defined Terms. For purposes of this Section, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.2(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).

(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)executed originals of IRS Form W-8ECI;
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(iv)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or

Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party receives a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.2Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Term SOFR Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Term SOFR Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Term SOFR Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Term SOFR Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Term SOFR Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.
4.3[Reserved] .
4.4Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Borrower will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
4.5Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Term SOFR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:
(a)any payment, prepayment or conversion of a Term SOFR Loan on a date other than the last day of its Interest Period,
(b)any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Term SOFR Loan, or to convert a Base Rate Loan into a Term SOFR Loan on the date specified in a notice given pursuant to Section 2.6(a),
(c)any failure by the Borrower to make any payment of principal on any Term SOFR Loan when due (whether by acceleration or otherwise), or
(d)any acceleration of the maturity of a Term SOFR Loan as a result of the occurrence of any Event of Default hereunder, then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive absent manifest error.
4.6Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit.
4.7Lending Offices; Mitigation Obligations. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified in its Administrative Questionnaire (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. If any Lender requests compensation under Section 4.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or 4.4, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 5

PLACE AND APPLICATION OF PAYMENTS
5.1Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Los Angeles time) on the due date thereof at the office of the Administrative Agent specified in Section 13.1 (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender(s) or L/C Issuer entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.
5.2Non-Business Days. Subject to the definition of Interest Period, if any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
5.3Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day.
5.4Account Debit. Each Loan Party irrevocably authorizes the Administrative Agent to debit its deposit accounts maintained with MUFG Union Bank, N.A., for the amounts from time to time due and payable under the Loan Documents in an amount such that the aggregate amount debited from such deposit accounts does not exceed the principal, interest and fees then due and payable, with prior written notice thereof (which may include routine invoices for amounts due hereunder) unless an Event of Default has occurred and is continuing, and notice thereof promptly after any such charge during the existence of an Event of Default, provided that the failure to give such notice during the existence of an Event of Default shall not affect the validity of such charge; provided further that each Loan Party acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.
SECTION 6

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent and the Lenders as follows:
6.1Organization and Qualification. Each Loan Party is duly organized, validly existing, and in good standing as a corporation, limited liability company, or partnership, as applicable, under the laws of the jurisdiction in which it is organized. Each Loan Party has the power to own its Property and conduct its business as now conducted, and is duly qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such qualifying, except where the failure to do so would not have a Material Adverse Effect.
6.2Subsidiaries. Each Subsidiary that is not a Loan Party (if any) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has the power to own its Property and conduct its business as now conducted, and is duly qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such qualifying, except where the failure to do so would not have a Material Adverse Effect. As of the Closing Date, Schedule 6.2 hereto identifies each Subsidiary (including Subsidiaries that are Loan Parties), the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by any Loan Party and its Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding, and includes a complete and accurate organization chart, showing the ownership structure of the Borrower and its Subsidiaries as of the Closing Date. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests are owned, beneficially and of record, by such Loan Party or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents or otherwise permitted by this Agreement. Except as otherwise permitted by this Agreement, there are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.
6.3Authority and Validity of Obligations. Each Loan Party has the right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for (in the case of the Borrower), to guarantee the Secured Obligations (in the case of each Guarantor), to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Loan Party, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. The Loan Documents delivered by the Loan Parties and their Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of such Loan Parties and their Subsidiaries enforceable against each of them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon any Loan Party or any Subsidiary of a Loan Party in any material respect or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of any Loan Party or any Subsidiary of a Loan Party, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Loan Party or any Subsidiary of a Loan Party or any of their respective Property, in each case where such contravention or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of any Loan Party or any Subsidiary of a Loan Party other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.
6.4Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of (a) the Initial Term Loans to (i) to payoff the Existing Term Loan Facility, (ii) to pay fees and expenses associated with this Agreement and (b) to the extent of any remaining proceeds after application of the proceeds of the Initial Term Loan under clause (a) of this Section 6.4, the Borrower shall use the proceeds thereof and of the Revolving Facility to (i) provide for working capital, (ii) finance Capital Expenditures (including, without limitation, purchases of new and used equipment), (iii) refinance existing Indebtedness of the Borrower, (iv) finance other general corporate purposes of the Loan Parties and their Subsidiaries.
6.5Financial Reports. The audited financial statements of the Borrower and its Subsidiaries as at December 31, 2020 heretofore furnished to the Administrative Agent and the Lenders, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at said date and the consolidated results of their operations and cash flows for the period then ended in conformity with GAAP applied on a consistent basis.
6.6No Change. Since December 31, 2020, there has been no development or event that has had, individually or in the aggregate, a Material Adverse Effect.
6.7Full Disclosure. The statements and information furnished to the Administrative Agent and the Lenders (in each case, as modified or supplemented by other information so furnished) in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any material misstatements of fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading in any material respect, the Administrative Agent and the Lenders acknowledging that as to any projections or other forward looking information furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable at the time made and that such information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
6.8Trademarks, Franchises, and Licenses. The Loan Parties and their Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person, except where the failure to do so would not have a Material Adverse Effect.
6.9Governmental Authority and Licensing. The Loan Parties and their Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, would reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the any Loan Party, threatened in writing.
6.10Good Title. The Loan Parties and their Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8.
6.11Litigation and Other Controversies. Except as set forth on Schedule 6.11, there is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of any Loan Party threatened, against any Loan Party or any Subsidiary of a Loan Party or any of their respective Property which if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
6.12Taxes. All material Tax returns required to be filed by any Loan Party or any Subsidiary of a Loan Party in any jurisdiction have, in fact, been filed, and all material Taxes upon any Loan Party or any Subsidiary of a Loan Party or upon any of their respective Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such Taxes, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided.
6.13Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Loan Party or any Subsidiary of a Loan Party of any Loan Document, except for (i) such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect and (ii) filings which are necessary to perfect the security interests under the Collateral Documents.
6.14Affiliate Transactions. Except as otherwise permitted pursuant to this Agreement, no Loan Party nor any of its Subsidiaries is a party to any contracts or agreements with any of its Affiliates that is not a Loan Party on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.
6.15Investment Company. No Loan Party nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
6.16ERISA. Each Loan Party and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. No Loan Party nor any of its Subsidiaries has any material contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.
6.17Compliance with Laws.  The Loan Parties and their Subsidiaries are in compliance with all Legal Requirements applicable to or pertaining to their Property or business operations, where any such non-compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(b)Except for such matters, individually or in the aggregate, which would not reasonably be expected to result in a Material Adverse Effect, the Loan Parties represent and warrant that: (i) the Loan Parties and their Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) the Loan Parties and their Subsidiaries have obtained, maintain and are in compliance with all material approvals, permits, or authorizations of Governmental Authorities required for their operations and each of the Premises; (iii) the Loan Parties and their Subsidiaries have not, and no Loan Party has knowledge of any other Person who has, caused any Release in violation of applicable law; (iv) the Loan Parties and their Subsidiaries are not subject to and have no notice of any Environmental Claim involving any Loan Party or any Subsidiary of a Loan Party or any of the Premises, and to their knowledge, there are no conditions or occurrences at any of the Premises which would reasonably be anticipated to form the basis for such an Environmental Claim; (v) none of the Premises contain and have contained, other than as set forth on Schedule 6.17 sites on or nominated for the

National Priority List or similar state list; (vi) the Loan Parties and their Subsidiaries have conducted no Hazardous Material Activity at any of the Premises; and (vii) none of the Premises are subject to any, and no Loan Party has knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material.
(c)Each Loan Party and each of its Subsidiaries is in material compliance with all Anti-Corruption Laws. Each Loan Party and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws. No Loan Party nor any Subsidiary has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Loan Party or such Subsidiary or to any other Person, in each case, in violation of any Anti-Corruption Laws in all material respects.
(d)Each Loan Party and Subsidiary is in compliance with Privacy and Security Laws, except for such non-compliance as could not be reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect. Each Loan Party and Subsidiary has created and maintained written policies and procedures to protect the privacy of all patient-protected health information in accordance with Privacy and Security Laws, and have implemented appropriate security procedures including, without limitation, administrative, physical and technical safeguards, to protect the confidentiality, integrity and availability of all electronic protected health information that they create, receive, maintain or transmit. Each Loan Party and Subsidiary is in compliance in all material respects with Privacy and Security Laws except for such non-compliance as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. No Loan Party or Subsidiary has (i) suffered any breach of unsecured protected health information, (ii) received any written notice from any Governmental Authority regarding any allegation regarding its failure to comply with Privacy and Security Laws, nor (iii) made any notification of such a breach or failure to the media or any Governmental Authority pursuant to Privacy and Security Laws, except as could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party and Subsidiary, in each case to the extent required by Privacy and Security Laws, has conducted any required security risk assessments, risk analyses, and/or other supplemental assessments and remediated any deficiencies identified thereby, if any.  Each Loan Party and Subsidiary has provided compliance training with respect to the Privacy and Security Laws to their “workforce” and, except where failure to do so would not reasonably be expected to have a Material Adverse Effect, has entered into a business associate agreement with each third party acting as a “business associate” or “subcontractor” thereto (as such terms are defined in HIPAA).
6.18OFAC. (a) Each Loan Party is in compliance in all material respects with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Subsidiary of each Loan Party is in compliance in all material respects with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) each Loan Party has provided to the Administrative Agent, the L/C Issuer, and the Lenders all information requested by them regarding such Loan Party and its Affiliates and Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs, and (d) no Loan Party nor any of its Subsidiaries nor, to the knowledge of any Loan Party, any officer, director or Affiliate of any Loan Party or any of its Subsidiaries, is a Person, that is, or is owned or controlled by Persons that are, (i) the target of any OFAC Sanctions Programs or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of any OFAC Sanctions Programs.
6.19Other Agreements. No Loan Party nor any of its Subsidiaries is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured would reasonably be expected to have a Material Adverse Effect.

6.20Solvency. After giving effect to the initial Credit Event on the Closing Date and the transactions contemplated hereby, the Loan Parties and their Subsidiaries, on a consolidated basis, are Solvent.
6.21No Default or Event of Default. No Default or Event of Default has occurred and is continuing.
6.22No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Loan Parties hereby agree to indemnify the Administrative Agent, the L/C Issuer, and the Lenders against, and agree that they will hold the Administrative Agent, the L/C Issuer, and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.
SECTION 7

CONDITIONS PRECEDENT
7.1All Credit Events. At the time of each Credit Event hereunder:
(a)each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all respects (or in all material respects for such representations and warranties that are not by their terms already qualified as to materiality) as if made at said time, except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date in all respects (or in all material respects for such representations and warranties that are not by their terms already qualified as to materiality);
(b)no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;
(c)after giving effect to such extension of credit the Revolving Credit Exposure shall not exceed the Revolving Credit Commitments then in effect;
(d)in the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 2.6, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 3.1, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 3.1; and
(e)such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the L/C Issuer or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.
Each request for a Credit Event hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in subsections (a) through (d), both inclusive, of this Section; provided, however, that the Lenders may continue to make advances under the Revolving Facility, in the sole discretion of the Required Revolving Lenders, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.
7.2Initial Credit Event. Before or concurrently with the initial Credit Event on the Closing Date:

(a)the Administrative Agent shall have received this Agreement duly executed by the Loan Parties, the L/C Issuer, and the Lenders;
(b)if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.10;
(c)the Administrative Agent shall have received the Security Agreement duly executed by the relevant Loan Parties and (i) to the extent certificated, original stock certificates or other similar instruments or securities representing all of the issued and outstanding shares of capital stock or other equity interests in the Guarantors and each Subsidiary of the Borrower (if any) that is a Guarantor (ii) stock powers executed in blank and undated with respect to the foregoing stock certificates, (iii) UCC financing statements to be filed against each Loan Party, as debtors, in favor of the Administrative Agent, as secured party, (iv) patent, trademark, and copyright collateral agreements to the extent requested by the Administrative Agent, and (v) a duly completed and executed Perfection Certificate;
(d)the Administrative Agent shall have received evidence of insurance (including, without limitation, environmental liability insurance) in form and substance reasonably satisfactory to the Administrative Agent;
(e)the Administrative Agent shall have received copies of each Loan Party’s articles of incorporation (certified to as of a recent date by the office of the secretary of the state of such Loan Party’s incorporation or organization) and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary (or comparable Responsible Officer);
(f)the Administrative Agent shall have received copies of resolutions of each Loan Party’s board of directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each Loan Party’s behalf, all certified in each instance by an authorized officer;
(g)the Administrative Agent shall have received copies of the certificates of good standing for each Loan Party (dated no earlier than 30 days prior to the date hereof, or such other date as the Administrative Agent may agree to in its discretion) from the office of the secretary of the state of its incorporation or organization;
(h)the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;
(i)the Administrative Agent shall have received the initial fees called for by Section 3.1;
(j)the capital, management and organizational structure of the Loan Parties and their Subsidiaries shall be reasonably satisfactory to the Administrative Agent and the Lenders;
(k)the Administrative Agent shall have received evidence of completion of due diligence with respect to each Loan Party, including satisfaction of the Administrative Agent’s business due diligence list and confirmatory third-party due diligence, each reasonably satisfactory to the Administrative Agent;
(l)the Administrative Agent shall have received satisfactory results from such due diligence as the Administrative Agent may reasonably request with respect to each material license, permit or approval and all material contracts, in each case, requested by the Administrative Agent, and shall have received true and correct copies of each such material license, permit, approval requested by the Administrative Agent;

(m)the Administrative Agent shall have received satisfactory results from such environmental due diligence as the Administrative Agent may reasonably request, including, if reasonably requested by Administrative Agent, receipt of environmental liability insurance in form and substance reasonably satisfactory to the Administrative Agent;
(n)the Administrative Agent shall have received financing statement, tax, and judgment lien search results against each Loan Party and its Property to the extent reasonably required by the Administrative Agent;
(o)the Administrative Agent shall have received the favorable written opinion of counsel to each Loan Party, in form and substance reasonably satisfactory to the Administrative Agent;
(p)(i) each of the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the United States Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including, without limitation, the information described in Section 13.24; and the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 (or its equivalent) for the Borrower and each other Loan Party, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, sufficiently in advance of the Closing Date, any Lender that has requested, in a written notice to the Borrower, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied);
(q)the Administrative Agent shall have received a certificate that the Loan Parties and their Subsidiaries on a consolidated basis are Solvent, certified as of the Closing Date by an authorized representative of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent;
(r)the Administrative Agent shall have received payoff letters and releases with respect to the Existing Credit Agreement to the extent reasonably required by the Administrative Agent; and
(s)the Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.
SECTION 8

COVENANTS
Each Loan Party agrees that, so long as any Commitment remains in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.3:
8.1Maintenance of Business.  Each Loan Party shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence, except as otherwise provided in Section 8.10(c) and Section 8.27.
(b)Each Loan Party shall, and shall cause each of its Subsidiaries to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so would reasonably be expected to have a Material Adverse Effect.
8.2Maintenance of Properties. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

8.3Taxes and Assessments. Each Loan Party shall duly pay and discharge, and shall cause each of its Subsidiaries to duly pay and discharge, all material Taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.
8.4Insurance. Each Loan Party shall insure and keep insured, and shall cause each of its Subsidiaries to insure and keep insured, with commercially recognized insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against material loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties, but in no event at any time in an amount less than an amount satisfactory to the Administrative Agent in its reasonable discretion. Each Loan Party shall also maintain, and shall cause each of its Subsidiaries to maintain, insurance with respect to the business of such Loan Party and its Subsidiaries, with commercially recognized insurance companies, covering such risks and in such amounts and on such terms as the Administrative Agent shall reasonably request, but in any event as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Loan Parties shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents. To the extent requested by the Administrative Agent, all such policies of insurance shall contain satisfactory mortgagee/lender’s loss payable endorsements, naming the Administrative Agent (or its security trustee) as mortgagee or a loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are reasonably satisfactory to the Administrative Agent. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days’ (ten (10) days’ in the case of nonpayment of insurance premiums) prior written notice to the Administrative Agent in the event of cancellation of the policy for any reason whatsoever. The Borrower shall deliver to the Administrative Agent (i) on the Closing Date and at such other times as the Administrative Agent shall reasonably request, certificates evidencing the maintenance of insurance required hereunder, (ii) prior to the termination of any such policies, certificates evidencing the renewal thereof, and (iii) promptly following request by the Administrative Agent, copies of all insurance policies of the Loan Parties and their Subsidiaries. The Borrower also agrees to deliver to the Administrative Agent, promptly as rendered, true copies of all material reports made in any reporting forms to insurance companies.
8.5Financial Reports. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain proper books of records and accounts reasonably necessary to prepare financial statements required to be delivered pursuant to this Section 8.5 in accordance with GAAP in all material respects and shall furnish to the Administrative Agent:
(a)as soon as available, and in any event no later than forty-five (45) days after the last day of each of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Loan Parties and their Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of the Loan Parties and their Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP in all material respects (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by a Financial Officer of the Borrower;
(b)as soon as available, and in any event no later than ninety (90) days after the last day of each fiscal year of the Borrower ending thereafter, a copy of the consolidated balance sheet of the Loan Parties and their Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of the Loan Parties and their Subsidiaries for the fiscal year then ended, and accompanying notes thereto, together with a reconciliation of such financial statements showing only the balance sheet and the related consolidated statements of income, retained earnings and cash flows for the Loan Parties and their Subsidiaries, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of a firm of independent public accountants selected by the

Borrower and reasonably satisfactory to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP in all material respects and present fairly in accordance with GAAP in all material respects the consolidated financial condition of the Loan Parties and their Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended;
(c)with each of the financial statements delivered pursuant to subsection (a) and (b) above, a written certificate in the form attached hereto as Exhibit F signed by a Financial Officer of the Borrower to the effect that to no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the relevant Loan Party or its Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.22 (Financial Covenants);
(d)promptly after receipt thereof, any additional material written reports, management letters or other detailed information contained in writing concerning material aspects of any Loan Party’s or any of its Subsidiary’s operations and financial affairs given to it by its independent public accountants;
(e)as soon as available, and in any event no later than thirty (30) days after approval by the Board of Directors of the Borrower after the end of each fiscal year of the Borrower, a copy of an updated projection model for the Loan Parties and their Subsidiaries, in reasonable detail and in form reasonably satisfactory to the Administrative Agent (which shall include a summary of all assumptions made in preparing such model);
(f)[reserved];
(g)prompt notice of any Change of Control;
(h)promptly after knowledge thereof shall have come to the attention of any Responsible Officer of any Loan Party, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against any Loan Party or any Subsidiary of a Loan Party or any of their Property which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, (ii) the expiration, termination or suspension of any material permit, license or approval, the loss of which would have a Material Adverse Effect, or (iii) the occurrence of any Default or Event of Default;
(i)prompt notice of any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification; and
(j)promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary of a Loan Party, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
8.6Inspection; Field Audits. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit the Administrative Agent, and each of its duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, with reasonable prior written notice to the Borrower so long as no Event of Default has occurred and is continuing; and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Loan Parties hereby authorize such accountants to discuss with the Administrative Agent the finances and affairs of the Loan Parties and their Subsidiaries in the presence of any Financial Officer, provided that so long as no Event of Default has occurred or is continuing, Administrative Agent shall provide prior notice of any contact with such accountants, and include the Borrower in any such discussions), at such reasonable times during normal business hours and intervals as the Administrative Agent may designate. The Borrower shall pay to the Administrative Agent charges for field audits of the Collateral, inspections and visits to Property, inspections of corporate books and financial records, examinations and copies of books of accounts and financial record and other activities permitted in this Section performed by the Administrative Agent or its agents or third party firms, in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that any internal charges for such audits and inspections shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default or Event of Default, the Borrower shall not be required to pay the Administrative Agent for more than one (1) such audit, inspection and examination per calendar year.
8.7Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, issue, incur, assume, create or have outstanding any Indebtedness, except:
(a)the Secured Obligations of the Loan Parties and their Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);
(b)Indebtedness incurred in connection with Liens permitted under Section 8.8(b);
(c)purchase money indebtedness and Capitalized Lease Obligations of the Loan Parties and their Subsidiaries in an amount not to exceed $4,000,000 in the aggregate at any one time outstanding;
(d)obligations of the Loan Parties and their Subsidiaries arising out of interest rate, foreign currency, and commodity Hedging Agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;
(e)(i) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business and (ii) with respect to statutory, surety and appeal bonds, performance bonds and other similar obligations (including with respect to workers' compensation claims) in each case entered in the ordinary course of business;
(f)owing (i) between the Loan Parties, (ii) by any Subsidiary that is not a Loan Party to a Loan Party and permitted under Section 8.9 hereof or (iii) between Subsidiaries that are not Loan Parties;
(g)Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits (including contractual and statutory benefits) or property, casualty, liability or credit insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(h)unsecured Indebtedness in respect of bids, trade contracts (other than for debt for borrowed money), leases (other than Capitalized Lease Obligations) and statutory obligations, in each case, provided in the ordinary course of business;
(i)Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;
(j)Indebtedness described on Schedule 8.7 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;
(k)contingent obligations arising with respect to customary indemnification obligations or working capital purchase price adjustments or similar obligations in connection with dispositions permitted under Section 8.10, Permitted Acquisitions or Investments permitted by Section 8.9;

(l)Seller financed Indebtedness permitted to be incurred with any Permitted Acquisition and earn-out obligations incurred in connection therewith in each case subordinated on terms acceptable to the Administrative Agent;
(m)accrual and capitalization of interest on any Indebtedness permitted under this Section 8.7;
(n)promissory notes issued by any Loan Party to former officers, directors, employees (or their estates, spouses or former spouses) of a Loan Party to purchase or redeem capital stock of upon termination of employment to the extent that such purchase or redemption is permitted under Section 8.12 hereof;
(o)Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business;
(p)Indebtedness in respect of (i) netting services, overdraft protections and otherwise in connection with deposit accounts; provided that any such Indebtedness is satisfied within two (2) Business Days of the incurrence thereof and (ii) any arrangement for treasury, depositary, overdraft, credit or debit card, purchase card or other cash management services provided to the Loan Parties or any of their Subsidiaries or in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis or other electronic funds transfer, in each case in the ordinary course of business; provided that the aggregate outstanding principal amount of Indebtedness incurred under this clause (p)(ii) in respect of credit, debit and purchase card programs shall not exceed $500,000 in the aggregate at any time;
(q)other unsecured Indebtedness in an aggregate principal amount not to exceed $2,500,000;
(r)Indebtedness assumed or acquired in connection with a Permitted Acquisition in an amount not to exceed $2,500,000 in the aggregate at any one time outstanding; provided that (A) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the Lien securing such Indebtedness (if any) is not an all-assets or blanket lien and does not extend to or cover any other assets or property other than the specific assets or assets of such Person whose acquisition or construction was financed through the incurrence of such Indebtedness; and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement, other than with respect to the accrual of interest, fees or other similar costs imposed as a result of the refinancing) or shorten the maturity or the weighted average life thereof;
(s)Subordinated Debt; and
(t)Guarantees of Indebtedness permitted to be incurred hereunder.
8.8Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; except:
(a)Liens arising in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, Taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which any Loan Party or any Subsidiary of a Loan Party is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;
(b)mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar Liens arising in the ordinary course of business with respect to obligations which are not more than ten

(10) days past due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;
(c)judgment liens, appeal bonds, judicial attachments and other similar liens not constituting an Event of Default under Section 9.1(g) and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that such judgment does not result in an Event of Default under Section 9.1(g) hereof;
(d)Liens securing Indebtedness permitted by Section 8.7(c) and Section 8.7(r), representing or incurred to finance the purchase price or construction cost of such Property, provided that no such Lien shall extend to or cover other Property of such Loan Party or such Subsidiary other than the respective Property so acquired or constructed, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price or construction cost of such Property, as reduced by repayments of principal thereon;
(e)any interest or title of a licensor, sublicensor, lessor or sublessor under any license or operating lease, including the filing of Uniform Commercial Code financing statements solely as a precautionary measure in connection with licenses or operating leases entered into by any Loan Party or any Subsidiary of a Loan Party in the ordinary course of its business;
(f)zoning restrictions, easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of any Loan Party or any Subsidiary of a Loan Party;
(g)bankers’ Liens, rights of setoff and other similar Liens (including under Section 4-210 of the Uniform Commercial Code) in one or more deposit accounts or securities accounts maintained by any Loan Party or any Subsidiary of a Loan Party or on items of collection and documents and proceeds related thereto, in each case granted in the ordinary course of business in favor of the bank or banks or securities intermediaries with which such accounts are maintained, securing amounts owing to such bank or securities intermediary with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(h)Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents;
(i)Liens arising out of conditional sale, title retention, consignment or similar arrangements (including Liens arising under Section 2-502 of the Uniform Commercial Code) for the sale of goods entered into by any Loan Party or any Subsidiary of a Loan Party in the ordinary course of business;
(j)Licenses, sublicences, leases, or subleases, including, non-exclusive licenses of intellectual property granted in the ordinary course of business, or exclusive licenses of intellectual property granted from one Loan Party to another Loan Party, and, in each case, not interfering in any material respect with the ordinary conduct of business of any Loan Party or any Subsidiary of a Loan Party;
(k)Liens consisting of an agreement to dispose of any Property, or further restrictions on sale or encumbrance of such Property subject to such agreement, in a disposition permitted under Section 8.10, in each case, solely to the extent such disposition would have been permitted on the date of the creation of such Lien;
(l)Liens described on Schedule 8.8, to the extent secured as of the date of this Agreement and the replacement, extension, renewal, or refinancing of any such Lien or in the same property theretofore subject thereto arising out of the extension, renewal, replacement or refinancing of the Indebtedness secured thereby (without increase in the amount thereof);
(m)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(n)rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other financial institutions to the extent permitted by any tri-party deposit account control agreement to which the Administrative Agent has entered into;
(o)Liens in favor of customs and revenue authorities arising in the ordinary course of business and as a matter of law to secure the payment of customs duties in connection with importation of goods;
(p)other Liens securing obligations that are not Indebtedness for borrowed money at any time not to exceed $1,000,000;
(q)earnest money deposits of cash or cash equivalent Investments made in good faith in connection with any letter of intent or purchase agreement with respect to a transaction expressly permitted hereunder; and
(r) in the case of any non-wholly-owned Subsidiary, any put and call arrangements or restrictions on disposition related to its equity interests set forth in its organizational documents or any related joint venture or similar agreement to the extent payment thereof is otherwise permitted under the Loan Documents at the time such payment is due and owing.
8.9Investments, Acquisitions, Loans and Advances. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make, retain or have outstanding any Investments, except:
(a)Cash Equivalents, bank deposits and receivables and trade credit created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(b)the Loan Parties’ existing Investments in their respective Subsidiaries outstanding on the Closing Date;
(c)Guarantees of Indebtedness permitted under Section 8.7;
(d)Investments from time to time between the Loan Parties;
(e)Investments by any Loan Party and its Subsidiaries in connection with interest rate, foreign currency, and commodity Hedging Agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;
(f)promissory notes and other non-cash consideration received in connection with dispositions permitted by Section 8.10;
(g)Investments (including debt obligations and equity interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(h)Permitted Acquisitions;
(i)other Investments existing on the Closing Date not otherwise permitted by this Section 8.9 and listed and identified on Schedule 8.9;

(j)other Investments in addition to those otherwise permitted by this Section 8.9 in an amount not to exceed $2,000,000 in the aggregate at any one time outstanding;
(k)deposits, prepayments and other credits to suppliers and deposits in connection with lease obligations, taxes, insurance and similar items, in each case made in the ordinary course of business and securing contractual obligations of a Loan Party, in each case to the extent constituting a Lien permitted under Section 8.8;
(l)Investments in prepaid expenses, utility and workers' compensation, performance and other similar deposits, each as entered into in the ordinary course of business;
(m)Investments made with the proceeds of the issuance of common equity securities (i) to members of the management, employees or directors of a Loan Party who have a right, option, warrant, conversion right or other similar agreement or understanding for the purchase or acquisition of any equity interest of the Borrower or any Subsidiary, or (b) to any Person, the proceeds of which will be used, promptly following the issuance thereof, solely to fund the purchase price of Permitted Acquisitions (including earnouts, working capital adjustments and purchase price adjustments), Investments permitted under this Section 8.9 or capital expenditures or in which constitutes “rollover equity” with respect to Permitted Acquisitions, in each case, in an amount equal to the net cash proceeds of such issuance;
(n)Investments in the Indiana Subsidiaries in connection with Section 8.27; and
(o)Investments in any distributor, customer, vendor, supplier or other non-subsidiary joint ventures, strategic alliances, minority investments and similar arrangements that are customary in the ordinary course of the Loan Parties’ corporate development strategy, so long as (A) the aggregate amount of such Investments made in any fiscal year does not exceed $15,000,000, (B) the aggregate amount of such Investments at any one time outstanding does not exceed $30,000,000 and (C) after giving effect to such Investment, the Loan Parties shall have not less than $2,000,000 of Liquidity.
8.10Mergers, Consolidations and Sales. Except as otherwise permitted by Section 8.11, no Loan Party shall, nor shall it permit any of its Subsidiaries to, be a party to any merger or consolidation or division or amalgamation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property (including by dividing into two or more separate limited liability companies or other legal entities), the disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:
(a)the sale or lease of inventory in the ordinary course of business;
(b)the sale, transfer, lease or other disposition of Property (i) of any Loan Party to any other Loan Party (ii) of any Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party, (iii) by the Indiana Subsidiaries in connection with activities permitted pursuant to Section 8.27 or (iv) the cancellation of Indebtedness owed by a Loan Party to a Subsidiary that is not a Loan Party;
(c)Permitted Acquisitions and the merger, consolidation or amalgamation of any Loan Party with and into any other Loan Party, provided that, in the case of any merger involving the Borrower, the Borrower is the Person surviving the merger;
(d)the sale or forgiveness of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only or compromise thereof (and not for the purpose of any bulk sale or securitization transaction) or in connection with the bankruptcy or reorganization of suppliers or customers;
(e)the sale, transfer or other disposition of any property that, in the reasonable business judgment of the relevant Loan Party or its Subsidiary, has become obsolete or worn out, or which is no longer used or useful for their business or is uneconomical, and which is disposed of in the ordinary course of business;

(f)the Disposition of Property of any Loan Party or any Subsidiary of a Loan Party aggregating for all Loan Parties and their Subsidiaries during any fiscal year (i) not more than the Threshold Amount and (ii) at least fair market value (as determined by the Board of Directors of Performant Business Services) so long as the value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed $1,000,000;
(g)the disposition of the real property interests owned by the Indiana Subsidiaries or any other Loan Party located in Josephine County, Oregon and Marion County, Indiana for cash at a sale price not less than fair market value as determined by the Loan Parties in good faith;
(h)the use of cash or Cash Equivalents in a manner not prohibited by the Loan Documents and the making of Investments otherwise permitted hereunder;
(i)licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering with the business of the Loan Parties;
(j)the lapse, abandonment or other dispositions of intellectual property that is, in the reasonable good faith judgment of a Loan Party, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Loan Parties or any of their Subsidiaries;
(k)sales, licenses or leases of intellectual property in the ordinary course of business; and
(l)the voluntary termination of any Hedging Agreement.
8.11Maintenance of Subsidiaries. No Loan Party shall assign, sell or transfer, nor shall it permit any of its Subsidiaries to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, (b) any transaction permitted by Sections 8.10(b) or 8.10(c) above, (c) Liens on the capital stock or other equity interests of Subsidiaries granted to the Administrative Agent pursuant to the Collateral Documents and (d) the issuance, assignment, sale or transfer to any Person of any shares of capital stock or other equity interests of the Borrower (subject to Section 9.1(i)).
8.12Dividends and Certain Other Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same (collectively referred to herein as “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent the making of Restricted Payments (i) by any Loan Party or any Subsidiary of a Loan Party to any other Loan Party or (ii) if (x) not made directly or indirectly from proceeds of Indebtedness, and (y) after making such Restricted Payment, the Total Net Leverage Ratio on a pro forma basis as of the most recent date for which financial statements have been delivered pursuant to Section 8.5 is less than 1.00 to 1.0 and no Default or Event of Default is then existing.
8.13ERISA. Each Loan Party shall, and shall cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would reasonably be expected to result in the imposition of a Lien against any of its Property. Each Loan Party shall, and shall cause each of its Subsidiaries to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would reasonably be expected to result in the incurrence by any Loan Party or any Subsidiary of a Loan Party of any material liability, fine or penalty, or (e) the occurrence of any event which would reasonably be expected to result in any material increase in the contingent liability of any Loan Party or any Subsidiary of a Loan Party with respect to any post-retirement Welfare Plan benefit.
8.14Compliance with Laws.  Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all respects with all Legal Requirements applicable to or pertaining to its Property or business operations, where any non-compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.
(b)Without limiting Section 8.14(a) above, each Loan Party shall, and shall cause each of its Subsidiaries to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for the operation of their business and each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to applicable Environmental Law; (vi) not manufacture, use, generate, transport, treat, store, Release, dispose or handle any Hazardous Material (or allow any tenant or subtenant to do any of the foregoing) at any of the Premises except in the ordinary course of its business or in de minimis amounts, and in material compliance with all applicable Environmental Laws; (vii) within ten (10) Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with any Loan Party or any Subsidiary of a Loan Party or any of the Premises: (1) any material Environmental Liability; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability of any Premises arising from or in connection with any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other corrective or response action necessary to remove, remediate, clean up, correct or abate any material Release, threatened Release or violation of any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any Governmental Authority as set forth in a deed or other instrument affecting any Loan Party’s or any of its Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning the Premises which any Loan Party or any Subsidiary of a Loan Party possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation, maintenance or corrective actions or other requirements of any Governmental Authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law.
(c)Without limiting Section 8.14(a) above, each Loan Party shall, and shall cause each of its Subsidiaries to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with all applicable Privacy and Security Laws; (ii) maintain commercially reasonable policies and procedures designed to promote compliance with HIPAA and other applicable Privacy and Security Laws (a “Privacy and Security Compliance Program”); (iii) provide regular Privacy and Security Compliance Program training to its directors and employees; (iii) modify the Privacy and Security Compliance Program from time to time as may be necessary to promote continuing material compliance with all applicable Privacy and Security Laws; and (iv) perform regular HIPAA security risk assessments pursuant to the requirements of the HIPPA security rule (45 CFR Part 160 and Subparts A and C of Part 164).
8.15Compliance with OFAC Sanctions Programs and Anti-Corruption Laws.  Each Loan Party shall at all times comply in all material respects with the requirements of all OFAC Sanctions

Programs applicable to such Loan Party and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.
(b)Each Loan Party shall provide the Administrative Agent and the Lenders any information regarding the Loan Parties, their Affiliates, and their Subsidiaries necessary for the Administrative Agent and the Lenders to comply with all applicable OFAC Sanctions Programs and the Beneficial Ownership Regulation; subject however, in the case of Affiliates, to such Loan Party’s ability to provide information applicable to them.
(c)If any Responsible Officer of any Loan Party obtains actual knowledge or receives any written notice that any Loan Party, any Subsidiary of any Loan Party, or any officer, director or Affiliate of any Loan Party or that any Person that owns or controls any such Person is the target of any OFAC Sanctions Programs or is located, organized or resident in a country or territory that is, or whose government is, the subject of a comprehensive OFAC Sanctions Programs (such occurrence, an “OFAC Event”), such Loan Party shall promptly (i) give written notice to the Administrative Agent and the Lenders of such OFAC Event, and (ii) comply in all material respects with all applicable laws with respect to such OFAC Event (regardless of whether the target Person is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and each Loan Party hereby authorizes and consents to the Administrative Agent and the Lenders taking any and all steps the Administrative Agent or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).
(d)No Loan Party will, directly or, to any Loan Party’s knowledge, indirectly, use the proceeds of the Facilities, or lend, contribute or otherwise make available such proceeds to any other Person, (i) to fund any activities or business of or with any Person subject to sanctions designations or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of a comprehensive OFAC Sanctions Program, or (ii) in any other manner that would result in a violation of OFAC Sanctions Programs or Anti-Corruption Laws by any Person (including any Person participating in the Facilities, whether as underwriter, lender, advisor, investor, or otherwise).
(e)No Loan Party will, nor will it permit any Subsidiary to, violate any Anti-Corruption Law in any material respect.
(f)Each Loan Party will maintain in effect policies and procedures reasonably designed to promote and achieve compliance by the Loan Parties, their Subsidiaries, and their respective directors, officers, employees, and agents with applicable Anti-Corruption Laws.
8.16Burdensome Contracts With Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other, except:
(a)transactions, arrangements, fees, reimbursements and indemnities as expressly permitted by this Agreement and the other Loan Documents; and
(b)transactions among Loan Parties and transactions among Subsidiaries that are not Loan Parties.
8.17No Changes in Fiscal Year; Accounting Changes. The fiscal year of each Loan Party and its Subsidiaries ends on December 31st of each year; and no Loan Party shall, nor shall it permit any Subsidiary to, change its fiscal year from its present basis. No Loan Party shall, nor shall it permit any Subsidiary to, change its accounting practices except as required by GAAP.
8.18Formation of Subsidiaries. Promptly upon the formation or acquisition of any Subsidiary, the Loan Parties shall provide the Administrative Agent notice thereof. The Loan Parties shall, and shall cause their Subsidiaries to, timely comply with the requirements of Sections 11 and 12 with respect to each Subsidiary in the manner and to the extent required by such Sections.
8.19Change in the Nature of Business. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business or activity if as a result the general nature of the business of such Loan Party or any of its Subsidiaries would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date, unless such business or activity constitutes an Eligible Line of Business.
8.20Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4.
8.21No Restrictions. Except as provided herein, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party or any Subsidiary of a Loan Party to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by such Loan Party or any other Subsidiary, (b) pay any indebtedness owed to any Loan Party or any other Subsidiary, (c) make loans or advances to any Loan Party or any Subsidiary, (d) transfer any of its Property to any Loan Party or any other Subsidiary, or (e) guarantee the Secured Obligations and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents except for such encumbrances and restrictions existing by reason of (i) restrictions existing in the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the capital stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) restrictions under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (v) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances), (vi) agreements related to other Indebtedness permitted by this Agreement to the extent that encumbrances or restrictions imposed by such other Indebtedness (x) are (A) customary for financing arrangements of their type or (B) not, when taken as a whole, materially more restrictive on the Loan Party or any of its applicable Subsidiaries than the encumbrances and restrictions contained in this Agreement as determined by a Responsible Officer of the Borrower in good faith and (y) expressly permit Liens for the benefit of the Administrative Agent and the Lenders with respect to the Obligations under the Loan Documents on a senior basis, or (vii) customary provisions contained in joint venture agreements, shareholder agreements and other similar agreements applicable to joint ventures and other non-wholly owned entities as a result of an Investment not prohibited by this Agreement provided that the restrictions applicable to such joint venture are not made more burdensome (as reasonably determined by the Borrower in good faith), from the perspective of the Borrower and its Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment (but solely to the extent any are in effect at such time).
8.22Financial Covenants.
(a)Total Net Leverage Ratio. As of the last day of each Test Period ending during the relevant period set forth below, the Borrower shall not permit the Total Net Leverage Ratio to be greater than the corresponding ratio set forth opposite such period:

TEST PERIOD(S) ENDING	TOTAL NET LEVERAGE RATIO SHALL NOT BE GREATER THAN:
Each fiscal quarter ending March 31, 2022 through and including September 30, 2022	3.00 to 1.00
Fiscal quarter ending December 31, 2022 and each fiscal quarter ending thereafter	2.50 to 1.00

(b)Fixed Charge Coverage Ratio. As of the last day of each Test Period beginning with the Test Period ending March 31, 2022, and for each Test Period ending on the last day of each subsequent fiscal quarter, the Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.
8.23Modification of Organizational Documents. No Loan Party shall without the prior written consent of the Administrative Agent amend or modify its articles of incorporation, charter, partnership agreement, certificate of formation, by-laws, operating agreement, or other organizational documents in any way which would reasonably be expected to materially adversely affect the interests of the Lenders.
8.24Subordinated Debt. The Borrower shall not, nor shall it permit any Subsidiary to, (a) amend or modify any of the terms or conditions relating to any Subordinated Debt in a manner materially adverse to the Administrative Agent (in its capacity as such) or Lenders (in their capacity as such), (b) make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations, (c) take or fail to take any action under any agreement with respect to such Subordinated Debt that would reasonably be expected to have a Material Adverse Effect. In addition, no cash principal payments may be made on Subordinated Debt in violation of the terms of any subordination agreement governing such Subordinated Debt.
8.25[Reserved].
8.26Post-Closing Covenants.
(a)From the Closing Date through the first anniversary of the Closing Date (as such date may be extended by the Administrative Agent and the Borrower), each Loan Party shall in good faith, consider all proposals by MUFG Union Bank, N.A. (and its Affiliates, successors, and its successors’ affiliates (as applicable)) to act as such Loan Party’s primary depository bank, including for its principal operating, administrative, cash management, lockbox arrangements, collection activity, and other deposit accounts other than Excluded Accounts for the conduct of its business. Within ninety (90) days of the Closing Date or the closing date of the applicable Permitted Acquisition, as applicable (in each case, as such date may be extended by the Administrative Agent in its sole discretion) and at all times thereafter, all deposit accounts, other than Excluded Accounts of the Loan Parties, not held at MUFG Union Bank, N.A. (or one of its Affiliates) shall be subject to deposit account control agreements in favor of Administrative Agent on terms reasonably satisfactory to Administrative Agent (all such deposit accounts subject to a deposit account control agreement being hereinafter collectively referred to as the “Assigned Accounts”). Each Loan Party shall make such arrangements as may be reasonably requested by the Administrative Agent to assure that all proceeds of the Collateral are deposited (in the same form as received) in one or more Assigned Accounts. Any proceeds of Collateral (other than cash and Investments, in each case, permitted to be Disposed of in accordance with this Agreement) received by any Loan Party shall be promptly deposited into an Assigned Account and, until so deposited, shall be held by it in trust for the Administrative Agent and the Lenders. Each Loan Party acknowledges and agrees that pursuant to the Security Agreement, the Administrative Agent has (and is hereby granted to the extent it does not already have) a Lien on each Assigned Account and all funds contained therein to secure the Secured Obligations. The Administrative Agent agrees with the Loan Parties that if and so long as no Event of Default has occurred or is continuing, amounts on deposit in the Assigned Accounts will (subject to the rules and regulations as from time to time in effect applicable to such demand deposit accounts) be made available to the relevant Loan Party for use in the conduct of its business. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, apply the funds on deposit in any and all such Assigned Accounts to the Secured Obligations whether or not then due.
(b)Within thirty (30) days of the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion), the Borrower shall have delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent, an additional insured endorsement with respect to each liability insurance certificate delivered by the Loan Parties to the Administrative Agent on the Closing Date and a lender’s loss payee endorsement with respect to each property insurance certificate delivered by the Loan Parties to the Administrative Agent on the Closing Date.
(c)On or before June 30, 2022 (as such date may be extended by the Administrative Agent in its sole discretion), the Borrower shall have delivered to the Administrative Agent satisfactory evidence that the Indiana Subsidiaries have dissolved.
8.27Limitations on Indiana Subsidiaries. With respect to the Indiana Subsidiaries, engage in any business activities other than (i) activities incidental to the winding down of the corporate existence of the Indiana Subsidiaries, (ii) activities solely necessary to permit the transfer of property to the Borrower and the other Loan Parties hereunder, and (iii) activities related to the maintenance and management and sale of the real property owned or leased by the Indiana Subsidiaries. For the avoidance of doubt, no Loan Parties shall transfer to the Indiana Subsidiaries any Loan proceeds or Collateral or other assets, other than cash or Cash Equivalents that are necessary or desirable in order to comply with Section 8.26(c) and this Section 8.27.
SECTION 9

EVENTS OF DEFAULT AND REMEDIES
9.1Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:
(a)(i) default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation or (ii) default for a period of three (3) Business Days in the payment when due of any interest or fee or other Obligation (other than principal of the Loans) payable hereunder or under any other Loan Document;
(b)default in the observance or performance of any covenant set forth in Sections 8.1(a), 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.15, 8.16, 8.17, 8.19, 8.20. 8.21, 8.22, 8.23, 8.24, 8.25 or 8.27 of this Agreement;
(c)default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of any Loan Party or (ii) written notice thereof is given to the Borrower by the Administrative Agent;
(d)any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;
(e)(i) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void (other than as a result of any action by the

Administrative Agent or Lenders), or (ii) any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms hereof (other than as a result of any action by the Administrative Agent or Lenders), (iii) any Loan Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder, or (iv) any Loan Party or any Subsidiary of a Loan Party makes any payment on account of any Subordinated Debt which is prohibited under the terms of any instrument subordinating such Subordinated Debt to any Secured Obligations, or any subordination provision in any document or instrument (including, without limitation, any intercreditor or subordination agreement) relating to any Subordinated Debt shall cease to be in full force and effect, or any Person (including the holder of any Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision;
(f)default shall occur under any Material Indebtedness issued, assumed or guaranteed by any Loan Party or any Subsidiary of a Loan Party, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Material Indebtedness (whether or not such maturity is in fact accelerated), or any such Material Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise, subject to any applicable grace or cure period);
(g)(i) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Loan Party or any Subsidiary of a Loan Party, or against any of their respective Property, in an aggregate amount for all such Persons in excess of the Threshold Amount (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains unsatisfied, undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days, or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of any Loan Party or any Subsidiary of a Loan Party to enforce any such judgment, or (ii) any Loan Party or any Subsidiary of a Loan Party shall fail within sixty (60) days to satisfy discharge one or more non-monetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
(h)any Loan Party or any Subsidiary of a Loan Party, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating for all such Persons in excess of the Threshold Amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of the Threshold Amount (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any Loan Party or any Subsidiary of a Loan Party, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any Loan Party or any Subsidiary of a Loan Party, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within sixty (60) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;
(i)any Change of Control shall occur;
(j)any Loan Party or any Subsidiary of a Loan Party shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate or similar action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k); or
(k)a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party or any Subsidiary of a Loan Party, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against any Loan Party or any Subsidiary of a Loan Party, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days.
9.2Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 with respect to any Loan Party) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately deliver to the Administrative Agent Cash Collateral in an amount equal to the Minimum Collateral Amount, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. In addition, the Administrative Agent may exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable law or equity when any such Event of Default has occurred and is continuing. The Administrative Agent shall give notice to the Borrower under Section 9.1(c) promptly upon being requested to do so by any Lender. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.
9.3Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 with respect to any Loan Party has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and, subject to applicable law, the Borrower shall immediately deliver to the Administrative Agent Cash Collateral in an amount equal to the Minimum Collateral Amount, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right, subject to applicable law, to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit. In addition, the Administrative Agent may, exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it under applicable law, the Lenders and the L/C Issuer under the Loan Documents or applicable law or equity when any such Event of Default has occurred and is continuing.
9.4Collateral for Undrawn Letters of Credit.  If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under any of Sections 2.3(b), 2.8(b), Section 2.13, 2.14, 9.2 or 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.
(b)All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and after such payment in full, to the extent that an Event of Default is then continuing, payment of the unpaid balance of all other Secured Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders. Subject to the terms of Sections 2.13 and 2.14, if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 2.8(b), at the request of the Borrower the Administrative Agent shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default exists. After all Letters of Credit have expired or been cancelled or the conditions giving rise to the requirement for such prepayment no longer exist or have been cured, the Administrative Agent shall release any remaining amounts held in the Collateral Account to the Borrower.
9.5Post-Default Collections. Anything contained herein or in the other Loan Documents to the contrary notwithstanding (including, without limitation, Section 2.8(b)), all payments and collections received in respect of the Obligations and all proceeds of the Collateral and payments made under or in respect of the Guaranty Agreements received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:
(a)first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Loan Parties have agreed to pay the Administrative Agent under Section 13.4 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent) and any and all Erroneous Payment Subrogation Rights;
(b)second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(c)third, to the payment of principal on the Loans, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 (until the Administrative Agent is holding an amount of cash equal to the Minimum Collateral Amount), Hedging Liability and Bank Product Obligations, the aggregate amount paid to, or held as collateral security for, the Lenders and L/C Issuer and, in the case of Hedging Liability and Bank Product Obligations, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(d)fourth, to the payment of all other unpaid Secured Obligations and all other indebtedness, obligations, and liabilities of the Loan Parties secured by the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and
(e)finally, to the Borrower or whoever else may be lawfully entitled thereto.

SECTION 10

THE ADMINISTRATIVE AGENT
10.1Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably appoints MUFG Union Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
10.2Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.3Action by Administrative Agent; Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and
(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be required under Section 13.3, or as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2, 9.3, 9.4 and 9.5), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender, or the L/C Issuer.
(c)Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty or obligation to any Lender or L/C Issuer or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 7.1 or 7.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.4Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.5Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
10.6Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. If on the Resignation Effective Date no successor has been appointed and accepted such appointment, the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders and L/C Issuer as their interests may appear. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 13.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
10.7Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.8L/C Issuer. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 10 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 10, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer. Any resignation by the Person then acting as Administrative Agent pursuant to Section 10.6 shall also constitute its resignation or the resignation of its Affiliate as L/C Issuer except as it may otherwise agree. If such Person then acting as L/C Issuer so resigns, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Loans or fund risk participations in Reimbursement Obligations pursuant to Section 2.3. Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer (other than any rights to indemnity payments or other amounts that remain owing to the retiring L/C Issuer), and (ii) the retiring L/C Issuer shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents other than with respect to its outstanding Letters of Credit, and (iii) upon the request of the resigning L/C Issuer, the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.
10.9Hedging Liability and Bank Product Obligations. No Affiliate of any Lender with whom the Borrower or any other Loan Party has entered into an agreement creating Hedging Liability or Bank Product Obligations shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, nor shall any such Affiliate that obtains the benefit of Section 9.5, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents, it being understood and agreed that the sole and exclusive rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranty Agreements to the extent set forth in Section 9.5. In connection with any such distribution of payments and collections, or any request for the release of the Guaranty Agreements and the Administrative Agent’s Liens in connection with the termination of the Commitments and the payment in full of the Obligations, the Administrative Agent shall not be required to verify that amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Bank Product Obligations unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guaranty Agreements and Liens; provided, that, notwithstanding the foregoing, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Hedging Liabilities or Bank Product Obligations Agreements and Secured Hedge Agreements in the case of the Revolving Credit Termination Date or the Initial Term Loan Maturity Date.
10.10Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.
10.11Authorization to Enter into, and Enforcement of, the Collateral Documents; Possession of Collateral. The Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to execute and deliver the Collateral Documents on behalf of each of the Lenders, the L/C Issuer, and their Affiliates and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate; provided the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and L/C Issuer. Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders, the L/C Issuer or their Affiliates for any failure to monitor or maintain any portion of the Collateral. The Lenders and L/C Issuer hereby irrevocably authorize (and each of their Affiliates holding any Bank Product Obligations and Hedging Liability entitled to the benefits of the Collateral shall be deemed to authorize) the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by the Administrative Agent (or any security trustee therefore) under the provisions of the Uniform Commercial Code, including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 of the United States Bankruptcy Code, or at any sale or foreclosure conducted by the Administrative Agent or any security trustee therefore (whether by judicial action or otherwise) in accordance with applicable law. Except as otherwise specifically provided for herein, no Secured Creditor, Lender, L/C Issuer, or their Affiliates, other than the Administrative Agent, shall have the right to institute any suit, action or proceeding in equity or at law authority to enforce rights and remedies hereunder and under the other Loan Documents or for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Secured Creditors, Lenders or L/C Issuer or their Affiliates shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right hereunder or thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders, the L/C Issuer, and their Affiliates. Each Lender and L/C Issuer is hereby appointed agent for the purpose of perfecting the Administrative Agent’s security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code or other applicable law can be perfected only by possession. Should any Lender or L/C Issuer (other than the Administrative Agent) obtain possession of any Collateral, such Lender or L/C Issuer shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.
10.12Authorization to Release, Limit or Subordinate Liens or to Release Guaranties. Upon any sale, transfer or other Disposition by any Loan Party of any Collateral permitted by this Agreement, or upon the effectiveness of any written consent to the release of the security interest in any Collateral created under any Collateral Document pursuant to Section 13.3, the security interests in such Collateral created by Loan Documents shall be automatically released. In connection with any such termination or release the Administrative Agent shall, at the written request of the applicable Loan Party, and is hereby irrevocably authorized by each of the Lenders, the L/C Issuer, and their Affiliates to evidence any such release on any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.10). Further, the Administrative Agent is hereby irrevocably authorized by each of the Lenders, the L/C Issuer, and their Affiliates to (a) release or agree to subordinate any Lien on Collateral to the extent permitted by the Loan Documents or which has otherwise been consented to in accordance with Section 13.3 in accordance with Section 10.14 below, (b) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax, (c) release Liens on the Collateral following termination or expiration of the Commitments and payment in full in cash of the Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized to the satisfaction of the Administrative Agent and relevant L/C Issuer), and (e) evidence the release any Subsidiary from its obligations as a Guarantor if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents. Upon the Administrative Agent’s request, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property or to release any Person form its obligations as a Guarantor under the Loan Documents.
10.13Authorization of Administrative Agent to File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under the Loan Documents including, but not limited to, Sections 3.1, 4.4, 4.5, and 13.4) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.1 and 13.4. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.
10.14Authorization to Enter into Intercreditor Agreement and Subordination Agreements. Each Lender hereby irrevocably appoints, designates and authorizes Administrative Agent to enter into the any subordination or intercreditor agreement pertaining to Subordinated Debt or Indebtedness permitted to exist hereunder that is secured by liens on all or a portion of the Collateral or any other subordinated Indebtedness permitted to be incurred hereunder (each, a “Subordination Agreement”), on its behalf and to take such action on its behalf under the provisions of any such agreement. Each Lender further agrees to be bound by the terms and conditions of any Subordination Agreement. Each Lender hereby authorizes and directs Administrative Agent to issue blockage notices under any such Subordination Agreement at the direction of Administrative Agent or the Required Lenders.
10.15Erroneous Payments.
(a)If the Administrative Agent notifies a Lender, the L/C Issuer or a Secured Creditor, or any Person who has received funds on behalf of a Lender, the L/C Issuer or a Secured Creditor (any such Lender, the L/C Issuer, Secured Creditor or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, the L/C Issuer, such Secured Creditor or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, the L/C Issuer or such Secured Creditor shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, the L/C Issuer or each Secured Creditor, or any Person who has received funds on behalf of a Lender, the L/C Issuer or a Secured Creditor, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, the L/C Issuer or such Secured Creditor, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender, the L/C Issuer or such Secured Creditor shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.15(b).
(c)Each Lender, the L/C Issuer or each Secured Creditor hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, the L/C Issuer or such Secured Creditor under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, the L/C Issuer or such Secured Creditor from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or the L/C Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or the L/C Issuer at any time,
(i)such Lender or the L/C Issuer shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or the L/C Issuer shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent,
(ii)the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment,
(iii)upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or the L/C Issuer, as applicable, hereunder with respect to such

Erroneous Payment Deficiency Assignment and the assigning Lender or assigning the L/C Issuer shall cease to be a Lender or the L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning the L/C Issuer and
(iv)the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.
The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or the L/C Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or the L/C Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or the L/C Issuer and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, the L/C Issuer or applicable Secured Creditor under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)Unless otherwise subsequently agreed in writing by the parties hereto, the parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment. To the extent that Erroneous Payments are made with funds of the Borrower or any of its Subsidiaries, the Borrower and its Subsidiaries maintain all rights and remedies against the maker and recipients of such Erroneous Payment for return of such funds.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 10.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
SECTION 11

THE GUARANTEES
11.1The Guarantees.
To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor party hereto and the Borrower (as to the Hedging Liability and Bank Product Obligations of the other Loan Parties) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates that are holders of the Secured Obligations, the due and punctual payment of all present and future Secured Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due

and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Bank Product Obligations, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding); provided, however, that, with respect to any Guarantor, Hedging Liability guaranteed by such Guarantor shall exclude all Excluded Swap Obligations. In case of failure by the Borrower or other obligor punctually to pay any Secured Obligations, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.
11.2Guarantee Unconditional. The obligations of the Borrower and each Guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:
(a)any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;
(b)any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations;
(c)any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Loan Party or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;
(d)the existence of any claim, set-off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, the L/C Issuer or any other Person, whether or not arising in connection herewith;
(e)any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or Property;
(f)any application of any sums by whomsoever paid or howsoever realized to any obligation of any Loan Party or other obligor, regardless of what obligations of any Loan Party or other obligor remain unpaid;
(g)any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations or any provision of applicable law or regulation purporting to prohibit the payment by any Loan Party or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations; or
(h)any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the L/C Issuer, or any other Person or any other circumstance whatsoever that might, but for the provisions of this subsection, constitute a legal or equitable discharge of the obligations of the Borrower or any Guarantor under this Section 11.
11.3Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. The Borrower’s and each Guarantor’s obligations under this Section 11 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans and all other amounts payable by the Borrower and the other Loan Parties under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Bank Product Obligations, shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by any Loan Party or other obligor or any guarantor under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or other obligor or of any guarantor, or otherwise, the Borrower’s and each Guarantor’s obligations under this Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.
11.4Subrogation. The Borrower and each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Secured Obligations shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Loan Party on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Secured Obligations and all other amounts payable by the Loan Parties hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and L/C Issuer (and their Affiliates) or be credited and applied upon the Secured Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.
11.5Subordination. The Borrower and each Guarantor (each referred to herein as a “Subordinated Creditor”) hereby subordinates the payment of all indebtedness, obligations, and liabilities of each and any other Loan Party owing to such Subordinated Creditor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Secured Obligations in the manner set forth in this Section 11.5. During the existence of any Event of Default, and subject to Section 11.4, any such indebtedness, obligation, or liability of the other Loan Party owing to such Subordinated Creditor shall be enforced and performance received by such Subordinated Creditor as trustee for the benefit of the holders of the Secured Obligations and the proceeds thereof shall be paid over to the Administrative Agent for application to the Secured Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Loan Party under this Section 11.
11.6Waivers. The Borrower and each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, the L/C Issuer, or any other Person against any other Loan Party or other obligor, another guarantor, or any other Person.
11.7Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Loan Party under this Section 11 shall not exceed $1.00 less than the lowest amount which would render such Loan Party’s obligations under this Section 11 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.
11.8Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other Loan Party or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Bank Product Obligations, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or other Loan Party or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Bank Product Obligations, shall nonetheless be payable by the Loan Parties hereunder forthwith on demand by the Administrative Agent made at the request or otherwise with the consent of the Required Lenders, to the extent not prohibited by applicable law.
11.9Benefit to Borrower and Guarantors. The Loan Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower and the other Loan Parties has a direct impact on the success of each other Loan Party. The Borrower and each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and the Borrower and each Guarantor acknowledges that its obligations hereunder and this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.
11.10Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until discharged in accordance with Section 11.3. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 12

COLLATERAL
12.1Collateral. The Secured Obligations shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of each Loan Party in the Collateral; provided, however, that: (i) until an Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on vehicles or other goods which are subject to a certificate of title law need not be perfected, and (ii) the Collateral need not include (or be perfected if a Lien is granted) those assets of any Loan Party as to which the Administrative Agent in its sole discretion determines that the cost of obtaining a security interest in or perfection thereof are excessive in relation to the value of the security to be afforded thereby. Each Loan Party acknowledges and agrees that the Liens on the Collateral shall be granted to the Administrative Agent for the benefit of the holders of the Secured Obligations and shall be valid and perfected first priority Liens (to the extent perfection by filing, registration, recordation, possession or control is required herein or in any other Loan Document) subject to the proviso appearing at the end of the preceding sentence and to Liens permitted by Section 8.8, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance reasonably satisfactory to the Administrative Agent. The membership interests of each Loan Party that is a limited liability company is not evidenced by certificates and such Loan Party has not opted-in to Article 8 of the UCC with respect to such membership interests, and such Loan Party acknowledges and agrees that the members of such Loan Party have agreed in the Security Agreement that the operating agreement of such Loan Party shall not be amended or modified to authorize, or otherwise permit, certificates to be issued or to opt-in to Article 8 of the UCC, without, in each case, the prior written consent of the Administrative Agent.
12.2Further Assurances. Each Loan Party agrees that it shall, from time to time at the request of the Administrative Agent, execute and deliver such documents and do such acts and things as the Administrative Agent may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event any Loan Party forms or acquires any other Subsidiary (other than an Immaterial Subsidiary, a Foreign Subsidiary Holdco, or a Domestic Subsidiary owned by a Foreign Subsidiary) after the date hereof, within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) after such formation or acquisition, as applicable, the Loan Parties shall cause such newly formed or acquired Subsidiary to become a Guarantor hereunder by executing and delivering to the Administrative Agent an Additional Guarantor Supplement in the form attached hereto as Exhibit G or such other form acceptable to the Administrative Agent and the Borrower, and to execute and deliver such Collateral Documents as the Administrative Agent may then require to grant and perfect a security interest in the Collateral of such Loan Party, and the Loan Parties shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.
12.3Pledged Equity Interests. Each Loan Party shall cause (a) 100% of the issued and outstanding equity interests of each Domestic Subsidiary directly owned by any Loan Party (other than (i)

an Immaterial Subsidiary, (ii) a Foreign Subsidiary Holdco, (iii) a Domestic Subsidiary owned by a Foreign Subsidiary and (iv) Excluded Property) and (b) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Subsidiary that is not a Domestic Subsidiary (other than (i) any Foreign Subsidiary that is an Immaterial Subsidiary and (ii) Excluded Property) directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the Security Agreement.
12.4Liens on Real Property. In the event that any Loan Party owns or hereafter acquires any fee interest in real property (other than real property constituting Excluded Property), such Loan Party shall promptly notify the Administrative Agent, and to the extent requested by the Administrative Agent after the giving of such notice, (a) shall execute and deliver to the Administrative Agent a mortgage or deed of trust acceptable in form and substance to the Administrative Agent necessary for the purpose of granting to the Administrative Agent (or a security trustee therefor) a Lien on such real property to secure the Secured Obligations, (b) subject to Section 13.4(a), shall pay all taxes, costs, and reasonable expenses incurred by the Administrative Agent in recording such mortgage or deed of trust, and (c) to the extent reasonably requested by the Administrative Agent, shall supply to the Administrative Agent at the Borrower’s cost and expense a survey, environmental report, hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance from a title insurer reasonably acceptable to the Administrative Agent insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens permitted by this Agreement) on the real property encumbered thereby and such other customary instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.
SECTION 13

MISCELLANEOUS
13.1Notices.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone and except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, with a copy thereof sent by email (including as a .pdf file) as follows, as applicable, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
If MUFG Union Bank, N.A. and its affiliates are the sole Lenders, to the applicable notice information set forth below:
Administrative Agent or L/C Issuer:
MUFG Union Bank, N.A.
445 S. Figueroa Street, 28th Floor
MC G28-039
Los Angeles, CA 90071
Attention:    Yuejin Chen; Jaime Keane
Telephone No:    (925) 947-2472
Email:     yuchen@us.mufg.jp; Jaime.keane@unionbank.com
With a copy (that shall not constitute notice) to:
Nathan Odem, Partner
Chapman and Cutler LLP
111 W. Monroe Street
Chicago, Illinois 60603

Telephone No: (312) 845-3782
Email: naodem@chapman.com
If at any point in time, Lenders in addition to MUFG Union Bank, N.A., and its affiliates shall be Lenders hereunder, to the applicable notice information as set forth below:
Administrative Agent or L/C Issuer:
MUFG Union Bank, N.A.
1221 Avenue of the Americas, 6th Floor
New York, NY 10020
Attention: Lawrence Blat / Agency Desk
Telephone: 212-405-6621
Email: Lawrence.Blat@mufgsecurities.com / agencydesk@us.sc.mufg.jp
With copies to:
MUFG Union Bank, N.A.
1980 Saturn Street., 1st Floor
Monterey Park, CA 91755
Attention: Evelyn Lagpao
Telephone: 323-720-2549
Email: Evelyn.Lagpao@unionbank.com / cld.sf@unionbank.com
and
MUFG Union Bank, N.A.
445 S. Figueroa Street, 28th Floor
MC G28-039
Los Angeles, CA 90071
Attention: Yuejin Chen; Jaime Keane
Telephone No: (925) 947-2472
Email: yuchen@us.mufg.jp; Jaime.keane@unionbank.com

With a copy (that shall not constitute notice) to:

Nathan Odem, Partner
Chapman and Cutler LLP
111 W. Monroe Street
Chicago, Illinois 60603
Telephone No: (312) 845-3782
Email: naodem@chapman.com

If to a Loan Party:

Performant Financial Corporation, as Borrower
333 North Canyons Parkway
Livermore, California 94551
Attention: Rohit Ramchandani; Ian Johnston
Telephone No: 925-605-9573, 925-605-8824
Email: rramchandani@performantcorp.com, ijohnston@performantcorp.com

With a copy to:
Pillsbury Winthrop Shaw Pittman LLP
Four Embarcadero Center, 22nd Floor
San Francisco, California 94111
Attention: Philip Tendler

Telephone No: (415) 983-1870
Email: Philip.tendler@pillsburylaw.com
if to any other Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire, as changed pursuant to subsection (d) below (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Loan Parties).
Notices sent by hand or overnight courier service or by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Sections 2.2, 2.3 and 2.6 if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor.
(c)Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
(d)Platform.  Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the L/C Issuers and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to this Section, including through the Platform.
13.2Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) or the Notes; provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)Minimum Amounts. in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the relevant Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment in respect of the Revolving Facility and the Initial Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the

Revolving Facility or any unfunded Commitments with respect to the Initial Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Initial Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)the consent of each L/C Issuer shall be required for any assignment in respect of the Revolving Facility.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its reasonable discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any other Loan Party or any Loan Party’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person ((or a holding company, investment vehicle or trust formed or owned and operated for the primary benefit of a natural person) (herein any of the foregoing is a “natural Person”).
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each L/C Issuer and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.4 and 13.6 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans (and Notes, if any) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any other Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (and Notes, if any) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the L/C Issuers and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.8 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.4, and 4.5 (subject to the requirements and limitations therein, including the requirements under Section 4.1(g) (it being understood that the documentation required under Section 4.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.12 and 4.7 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.1 or 4.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.12 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.6 (Right of Setoff) as though it were a Lender; provided that such Participant agrees to be subject to Section 13.7 (Sharing of Payments by Lenders) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5 of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the

Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
13.3Amendments. Subject to Section 2.17, any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders (or the Administrative Agent acting at the direction of the Required Lenders) (except as otherwise stated below to require only the consent of the Lenders affected thereby), and (c) if the rights or duties of the Administrative Agent or the L/C Issuer are affected thereby, the Administrative Agent and the L/C Issuer; provided that:
(i)no amendment or waiver pursuant to this Section 13.3 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the default rate provided in Section 2.9 or to waive any obligation of the Borrower to pay interest or fees at the default rate as set forth therein or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest or any fee payable hereunder;
(ii)no amendment or waiver pursuant to this Section 13.3 shall, unless signed by each Lender, change the definition of Required Lenders, change the provisions of this Section 13.3, change Section 13.7 in a manner that would affect the ratable sharing of setoffs required thereby, change the application of payments contained in Section 5.1 or 9.5, release any material Guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document;
(iii)no amendment or waiver pursuant to this Section 13.3 shall, unless signed by each Lender affected thereby, extend the Revolving Credit Termination Date or extend the stated expiration date of any Letter of Credit beyond the Revolving Credit Termination Date;
(iv)no waiver or amendment shall, unless signed by the Required Revolving Lenders, change any provision of the last sentence of Section 7.1 or, solely for the purposes of Section 7.1(b), after the occurrence of any Default or Event of Default, any other provision of this Agreement that would result in such Default or Event of Default no longer continuing;
(v)no waiver or amendment shall, unless signed by each Revolving Lender, change the definition of Required Revolving Lenders; and
(vi)no amendment to Section 11 shall be made without the consent of the Guarantor(s) affected thereby.
Notwithstanding anything to the contrary herein, (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (2) if the Administrative Agent and the Borrower have jointly identified an obvious error, ambiguity, omission, mistake, inconsistency or defect, in each case, in any provision of the Loan Documents or any schedules or exhibits thereto, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision, schedule or exhibit and such amendment, modification or supplement shall become effective without further consent of any other party to this Agreement, (3) guarantees, collateral security documents and related documents executed by the Borrower or any other Loan Party in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure or correct ambiguities, omissions, mistakes, inconsistencies or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents, and (4) the Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to implement an alternate rate of interest pursuant to Section 2.17.
Notwithstanding the foregoing, any provision of this Agreement may be amended (or amended and restated) by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement, the Commitments of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of all amounts owing to it or accrued for its account under this Agreement.
Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) or amended and restated with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities.
13.4Costs and Expenses; Indemnification.
(a)Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including, without limitation, such fees and expenses incurred in connection with (x) the creation, perfection or protection of the Liens under the Loan Documents (including all title insurance fees and all search, filing and recording fees) and (y) environmental assessments, insurance reviews, collateral audits and valuations, and field exams as provided herein, (ii) all reasonable and documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any other Loan Party as a debtor thereunder).

(b)Indemnification by the Loan Parties. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented (in summary form) expenses (including the fees, charges and disbursements of one primary counsel and if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) to all such Indemnitees taken together), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any third party or the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof), any L/C Issuer, and their Related Parties, the administration and enforcement of this Agreement and the other Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any other Loan Party as a debtor thereunder), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Claim or Environmental Liability, including with respect to the actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (including, without limitation, any settlement arrangement arising from or relating to the foregoing); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (y) result from a breach in bad faith of such Indemnitee’s material obligations hereunder or under any other Loan Document, as determined by a final and nonappealable judgment of a court of competent jurisdiction or (z) result from disputes between and among Indemnitees that do not involve an act or omission of the Borrower or its Affiliates. This Section 13.4 shall not apply with respect to Taxes other than any Taxes that represent material losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that (i) the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by any of them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party or (ii) any liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever are imposed on, incurred by, or asserted against, Administrative Agent, the L/C Issuer or a Related Party in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Administrative Agent, the L/C Issuer or a Related Party in connection therewith, then, in each case, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any L/C Issuer solely in its capacity as such, only the Lenders party to the Revolving Facility shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each such Lender’s share of the Revolving Credit Exposure at such time); and provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative

Agent (or any such sub-agent), such L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 13.15.
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof; provided that nothing in this sentence shall limit the Loan Parties’ indemnification and reimbursement obligations set forth herein to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnitee is entitled to indemnification hereunder. No Indemnitee referred to in subsection (b) above or other party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent such damages have resulted from the willful misconduct, gross negligence or bad faith of such party or Indemnified Person or other party hereto (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
(e)Payments. All amounts due under this Section shall be payable promptly after demand therefor.
(f)Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
13.5No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, the L/C Issuer, or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
13.6Right of Setoff. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, if an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such L/C Issuer or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify the Borrower and the

Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
13.7Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(a)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded, and the purchase price restored to the extent of such recovery, without interest; and
(b)the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
13.8Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.
13.9Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the Lenders and L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 4.1, 4.4, 4.5, and 13.4, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.
13.10Counterparts; Integration; Effectiveness.
(a)Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. For purposes of determining compliance with the conditions specified in Section 7.2, each Lender and L/C Issuer that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or reasonably satisfactory to a Lender or L/C Issuer unless the Administrative

Agent shall have received notice from such Lender or L/C Issuer prior to the Closing Date specifying its objection thereto.
(b)Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
13.11Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
13.12Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.
13.13Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY COLLATERAL DOCUMENT, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE COLLATERAL DOCUMENTS.
13.14Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

13.15Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and L/C Issuer a partnership, association, joint venture or other entity.
13.16No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between any Loan Party and its Subsidiaries and the Administrative Agent, the L/C Issuer, or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, the L/C Issuer, or any Lender has advised or is advising any Loan Party or any of its Subsidiaries on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent, the L/C Issuer, and the Lenders are arm’s-length commercial transactions between such Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the L/C Issuer, and the Lenders, on the other hand, (iii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent, the L/C Issuer, and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person; (ii) none of the Administrative Agent, the L/C Issuer, and the Lenders has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the L/C Issuer, and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of any Loan Party and its Affiliates, and none of the Administrative Agent, the L/C Issuer, and the Lenders has any obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the L/C Issuer, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
13.17Governing Law; Jurisdiction; Consent to Service of Process.  THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE SPECIFIED THEREIN), AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(b)Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each party hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, the L/C Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Guarantor or its respective properties in the courts of any jurisdiction.

(c)Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 13.17(b). Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy or e mail) in Section 13.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.
13.18Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
13.19USA Patriot Act. Each Lender and L/C Issuer that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or L/C Issuer to identify the Borrower in accordance with the Act.
13.20Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made need to know such Information and will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process based on the advice of counsel (in which case the Administrative Agent, the Lenders and the L/C Issuers, as applicable to the extent permitted by law, agrees to inform the Loan Parties promptly thereof if reasonably practicable); (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) subject to the Borrower’s consent (not to be unreasonably withheld), on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates from a third party that is not, to their knowledge, subject to confidentiality obligations to the Borrower or its Affiliates; or (j) to the extent that such Information is independently developed by the Administrative Agent, a Lender or a L/C Issuer. For purposes of this

Section, “Information” means all information received from or on behalf of a Loan Party or any of its Subsidiaries relating to a Loan Party or any of its Subsidiaries or any of their respective businesses. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
13.21Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto (including any party becoming a party hereto by virtue of an Assignment and Assumption) acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
13.22Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 13.22, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81,47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

"BORROWER"

Performant Financial Corporation

By:	/s/ Lisa Im
Name:	Lisa Im
Title:	Chief Executive Officer

"GUARANTORS"

Performant Business Services, Inc.

By:	/s/ Lisa Im
Name:	Lisa Im
Title:	Chief Executive Officer

Performant Recovery, Inc.

By:	/s/ Lisa Im
Name:	Lisa Im
Title:	Chief Executive Officer

Performant Technologies, LLC

By:	/s/ Ian A Johnston
Name:	Ian A Johnston
Title:	Manager

1

"ADMINISTRATIVE AGENT"

MUFG UNION BANK, N.A. as
Administrative Agent

By:	/s/ Anvar Hodjaev
Name:	Anvar Hodjaev
Title:	Managing Director

"L/C ISSUER"

MUFG UNION BANK, N.A. as L/C Issuer

By:	/s/ Anvar Hodjaev
Name:	Anvar Hodjaev
Title:	Managing Director

"LENDERS"

MUFG UNION BANK, N.A.

By:	/s/ Anvar Hodjaev
Name:	Anvar Hodjaev
Title:	Managing Director
2

EXHIBIT A
NOTICE OF PAYMENT REQUEST
[Date]
[Name of Lender]
[Address]
Attention:
Reference is made to the Credit Agreement, dated as of December 17, 2021, by and among Performant Financial Corporation, a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, and MUFG Union Bank, N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [The Borrower has failed to pay its Reimbursement Obligation in the amount of $____________. Your Revolver Percentage of the unpaid Reimbursement Obligation is $_____________] or [__________________________ has been required to return a payment by the Borrower of a Reimbursement Obligation in the amount of $_______________. Your Revolver Percentage of the returned Reimbursement Obligation is $_______________.]

Very truly yours, , as L/C Issuer By: Name: Title:

Exhibit A – Page 1

EXHIBIT B
NOTICE OF BORROWING
Date: ____________, ____
To:    MUFG Union Bank, N.A., as Administrative Agent for the Lenders party to the Credit Agreement, dated as of December 17, 2021, by and among Performant Financial Corporation, a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, and MUFG Union Bank, N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”)
Ladies and Gentlemen:
The undersigned, the Borrower, refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.6 of the Credit Agreement, of the Borrowing specified below:
1.    The Business Day of the proposed Borrowing is ___________, ____.
2.    The aggregate amount of the proposed Borrowing is $______________.
3.    The Borrowing is being advanced under the [Revolving] [Initial Term Loan] Facility.
4.    The Borrowing is to be comprised of $___________ of [Base Rate] [Term SOFR] Loans.
[5.    The duration of the Interest Period for the Term SOFR Loans included in the Borrowing shall be ____________ months.]
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:
(a)    the representations and warranties contained in Section 6 of the Credit Agreement are true and correct in all respects (or in all material respects for such representations and warranties that are not by their terms already qualified as to materiality) as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all respects (or in all material respects for such representations and warranties that are not by their terms already qualified as to materiality) as of such earlier date); and
(b)    no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

Performant Financial Corporation

By:
Name:
Title:

Exhibit B – Page 1

EXHIBIT C
NOTICE OF CONTINUATION/CONVERSION
Date: ____________, ____
To:    MUFG Union Bank, N.A., as Administrative Agent for the Lenders party to the Credit Agreement, dated as of December 17, 2021, by and among Performant Financial Corporation, a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, and MUFG Union Bank, N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”)
Ladies and Gentlemen:
The undersigned, the Borrower, refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.6 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:
1.    The conversion/continuation Date is __________, ____.
2.    The aggregate amount of the [Revolving] [Term] Loans to be [converted] [continued] is $______________.
3.    The Loans are to be [converted into] [continued as] [SOFR] [Base Rate] Loans.
4.    [If applicable:] The duration of the Interest Period for the [Revolving] [Term] Loans included in the [conversion] [continuation] shall be [one][three][six] months.

Performant Financial Corporation

By:
Name:
Title:

Exhibit C – Page 1

EXHIBIT D-1
INITIAL TERM NOTE

U.S. $_______________	____________, _______

For Value Received, the undersigned, Performant Financial Corporation, a Delaware corporation (the “Borrower”), promises to pay to ____________________ (the “Lender”) or its registered assigns at the office of the Administrative Agent specified in Section 13.1 of the Credit Agreement (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of all Initial Term Loans made or maintained by the Lender to the Borrower pursuant to the Credit Agreement, in installments in the amounts called for by Section 2.7(a) of the Credit Agreement, commencing on March 31, 2022, together with interest on the principal amount of such Initial Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.
This Note is the Term Note referred to in the Credit Agreement, dated as of December 17, 2021, by and among the Borrower, the Guarantors party thereto, the lenders party thereto, and MUFG Union Bank, N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).
Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.
THE ASSIGNMENT OF THIS NOTE AND ANY RIGHTS WITH RESPECT THERETO ARE SUBJECT TO THE PROVISIONS OF THE CREDIT AGREEMENT, INCLUDING THE PROVISIONS GOVERNING THE REGISTER AND THE PARTICIPANT REGISTER.
[Signature Page to Follow]

Exhibit D-1 – Page 1

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

Performant Financial Corporation

By:
Name:
Title:

Exhibit D-1 – Page 2

EXHIBIT D-2
REVOLVING NOTE

U.S. $_______________	____________, ______

For Value Received, the undersigned, Performant Financial Corporation, a Delaware corporation (the “Borrower”), promises to pay to ____________________ (the “Lender”) or its registered assigns at the office of the Administrative Agent specified in Section 13.1 of the Credit Agreement (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.
This Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of December 17, 2021, by and among the Borrower, the Guarantors party thereto, the Lenders party thereto, and MUFG Union Bank, N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).
Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.
THE ASSIGNMENT OF THIS NOTE AND ANY RIGHTS WITH RESPECT THERETO ARE SUBJECT TO THE PROVISIONS OF THE CREDIT AGREEMENT, INCLUDING THE PROVISIONS GOVERNING THE REGISTER AND THE PARTICIPANT REGISTER.
[Signature Page to Follow]

Exhibit D-2 – Page 1

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

Performant Financial Corporation

By:
Name:
Title:

Exhibit D-2 – Page 2

EXHIBIT F
COMPLIANCE CERTIFICATE
To:    MUFG Union Bank, N.A., as Administrative Agent under, and the Lenders and L/C Issuer party to, the Credit Agreement described below
This Compliance Certificate is furnished to the Administrative Agent, the L/C Issuer, and the Lenders pursuant to that certain Credit Agreement, dated as of December 17, 2021, by and among Performant Financial Corporation, a Delaware corporation (the “Borrower”), the other Guarantors party thereto, the Lenders party thereto, and MUFG Union Bank, N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.
The Undersigned hereby certifies that:
1.    I am the duly elected ____________ of the Borrower;
2.    I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Loan Parties during the accounting period covered by the attached financial statements;
3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;
4.    The financial statements required by Section 8.5 of the Credit Agreement are being furnished to you concurrently with this Compliance Certificate; and
5.    Schedule I hereto sets forth financial data and computations evidencing the Loan Parties’ compliance with Section 8.22 of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement. In the event of a conflict between the attached spreadsheet and any certifications relating thereto and the Credit Agreement and related definitions used in calculating such covenants, the Credit Agreement and such related definitions shall govern and control.
[Describe below the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Loan Parties have taken, are taking, or propose to take with respect to each such condition or event:]
Exceptions to paragraph 3:

6.    [Attached hereto as Schedule II is a listing of any additional registered intellectual property rights acquired or arising not previously disclosed to the Administrative Agent, in accordance with Section 4(g) of the Security Agreement.]1
1 Note: Schedule II to be included as an attachment to the Compliance Certificate only twice in any fiscal year of Borrower; therefore include Schedule II at the end of every two consecutive fiscal quarters.

Exhibit F – Page 1

7.    [Attached hereto as Schedule [III] is a listing of any additional Commercial Tort Claims not previously disclosed to the Administrative Agent, in accordance with Section 4(h) of the Security Agreement.]
8.    [Attached hereto as Schedule [IV] is a listing of any additional Investment Property not previously disclosed to the Administrative Agent, in accordance with Section 8(b) of the Security Agreement.]
9.    [Attached hereto as Schedule [V] is a listing of any additional Deposit Account not previously disclosed to the Administrative Agent, in accordance with Section 8(h) of the Security Agreement.]
The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of __________________ 20___.

Performant Financial Corporation

By:
Name:
Title:

Exhibit F – Page 2

SCHEDULE I
TO COMPLIANCE CERTIFICATE
COMPLIANCE CALCULATIONS
FOR CREDIT AGREEMENT DATED AS OF DECEMBER 17, 2021
Calculations as of _____________, _______

A. Total Net Leverage Ratio (Section 8.22(a))
1. Total Funded Debt of Loan Parties and their Subsidiaries as of the last day of the most recently ended fiscal quarter	$___________
2. Amount by which the lesser of (x) $10,000,000, and (y) Qualified Cash as of such date of determination, in either case, exceeds $2,000,000	$___________
3. A1 less A2	$___________
4. Adjusted EBITDA (line B6) for such Test Period	$___________
5. Ratio of line A3 to line A4	____:1.0
6. Line A5 ratio must not exceed	____:1.0
7. The Borrower is in compliance (circle yes or no)	yes/no

Exhibit F – Page 3

B. Fixed Charge Coverage Ratio (Section 8.22(b)))
1. Net Income for the Test Period	$___________
2. All amounts deducted in arriving at such Net Income amount in respect of: (a) Interest Expense for such Test Period,	$___________
(b) income tax expense for such Test Period,	$___________
(c) depreciation and amortization expenses for such Test Period, including charges for impairment of goodwill and other intangibles,	$___________
(d) other non-cash expenses or charges during such Test Period,	$___________
(e) new contract onboard and ramp up costs and expenses, provided that such costs and expenses are incurred during the 14 month period following the date on which such contract is effective, [2]	$___________
(f) any non-recurring reasonable and documented out-of-pocket fees, cash charges and other cash expenses made or incurred in connection with a Permitted Acquisition or Investment or disposition or asset sale (whether or not consummated) and that are paid or otherwise accounted for within twelve (12) months of such Permitted Acquisition, Investment, disposition or asset sale (whether or not consummated),
$___________
(g) any extraordinary one-time expenses for such period such as transaction expenses (including, without limitation, expenses and fees paid in connection with this Transaction),	$___________
(h) reasonable and documented service contract breakage fees paid during such Test Period, [3]	$___________
(i) reasonable and documented severance expenses paid during such Test Period,	$___________
2     The aggregate amount of all such adjustments described in clause (e) above for any Test Period shall not exceed the lesser of (x) $2,500,000, and (y) 20% of Adjusted EBITDA for such Test Period (calculated before giving effect to the adjustments made pursuant to clause (e)).
3     The aggregate amount of any such costs, charges, accruals, reserves or expenses added back to the calculation of EBITDA under clauses (f), (g) and (h) (excluding reasonable and documented out of pocket fees and expenses paid in connection with this Transaction, or any reasonable and documented out of pocket investment banking fees and expenses) shall not exceed (A) for any Test Period ending prior to the second anniversary of the Closing Date, 7.50% of EBITDA and (B) for any Test Period ending after the second anniversary of the Closing Date, 5.00% of EBITDA in each case before giving effect to such addbacks (or such other amount as otherwise mutually agreed to by the Borrower and the Required Lenders).

Exhibit F – Page 4

Total for B2:	$___________
3. Non-cash income during such Test Period	$___________
4. Sum of lines B1 plus B2, minus B3 (“EBITDA”)	$___________
5. EBITDA of any Subsidiary that was acquired by the Borrower or one its Subsidiaries during such Test Period	$___________
6. Sum of lines B4 and B5 (“Adjusted EBITDA”)	$___________
7. Taxes on income (net of tax refunds) paid in cash by the Loan Parties and their Subsidiaries during such Test Period	$___________
8. Restricted Payments paid by the Loan Parties and their Subsidiaries to any Person that is not a Loan Party during such Test Period	$___________
9. Maintenance CapEx for such Test Period	$___________
10. Sum of lines B6 minus B7, B8, B9	$___________
11. All scheduled payments of principal paid during the last four fiscal quarters with respect to Total Funded Debt of the Loan Parties and their Subsidiaries	$___________
12. Interest Expense paid during such Test Period	$___________[4]
13. Sum of lines B11 and B12	$___________
14. Ratio of lines B10 to line B13	____:1.0
15. Line B14 ratio must not be less than	____:1.0
16. The Borrower is in compliance (circle yes or no)	yes/no
4     Fixed Charges for (i) the Test Period ended as of March 31, 2022 shall be deemed to be equal to the product of Fixed Charges for the fiscal quarter ending March 31, 2022, times four (4), (ii) the Test Period ended as of June 30, 2022 shall be deemed to be equal to the product of Fixed Charges for the two consecutive fiscal quarters ending June 30, 2022, times two (2), and (iii) the Test Period ended as of September 30, 2022 shall be deemed to be equal to the product of Fixed Charges for the three consecutive fiscal quarters ending September 30, 2022, times four thirds (4/3).

Exhibit F – Page 5

EXHIBIT G
ADDITIONAL GUARANTOR SUPPLEMENT
______________, ___
To:    MUFG Union Bank, N.A., as Administrative Agent for the Lenders party to the Credit Agreement, dated as of December 17, 2021, by and among Performant Financial Corporation, a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, and MUFG Union Bank, N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”)
Ladies and Gentlemen:
Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.
The undersigned, [name of Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 6 of the Credit Agreement are true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as to the undersigned as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date) and the undersigned shall comply with each of the covenants set forth in Section 8 of the Credit Agreement applicable to it.
Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 11 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.
The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery by the undersigned to the Administrative Agent, and it shall not be necessary for the Administrative Agent, the L/C Issuer, or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof. This Note shall be governed by and construed in accordance with the internal laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

Very truly yours, [NAME OF GUARANTOR] By: Name: Title:

Exhibit G – Page 1

EXHIBIT H
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]5 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]6 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]7 hereunder are several and not joint.]8 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1.    Assignor[s]:    ________________________________
________________________________
[Assignor [is] [is not] a Defaulting Lender]
2.    Assignee[s]:    ________________________________
________________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]
3.    Borrower:    Performant Financial Corporation
5     For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
6     For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
7     Select as appropriate.
8     Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit H – Page 1

4.    Administrative Agent:    MUFG Union Bank, N.A., as the administrative agent under the Credit Agreement
5.    Credit Agreement:    Credit Agreement, dated as of December 17, 2021, by and among Performant Financial Corporation, a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, and MUFG Union Bank, N.A., as Administrative Agent
6.    Assigned Interest[s]:

Assignor[s][9]	Assignee[s][10]	Facility Assigned[11]	Aggregate Amount of Commitment/Loans for all Lenders[12]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[13]

			$	$	%
			$	$	%
			$	$	%

[7.    Trade Date:    ______________]14
[
9     List each Assignor, as appropriate.
10     List each Assignee, as appropriate.
11     Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Initial Term Loan Commitment,” etc.)
12     Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
13     Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
14     To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit H – Page 2

Effective Date: ________________, 20___ [To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S] By: Name: Title: [15]
[NAME OF ASSIGNOR] By: Name: Title:
NAME OF ASSIGNEE[S] [NAME OF ASSIGNEE] By: Name: Title: [16]
[NAME OF ASSIGNEE] By: Name: Title:
[Consented to and] Accepted: MUFG UNION BANK, N.A., as Administrative Agent By: Name: Title: [17]
[Consented to:] [NAME OF RELEVANT PARTY] By: Name: Title: [18]

15     Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
16     Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
17     To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
18     To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

Exhibit H – Page 3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
Section 1.    Representations and Warranties.
Section 1.1.    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
Section 1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.2(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.2(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.5 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
Section 2.    Payments.
From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

Exhibit H – Page 4

Section 3.    General Provisions.
This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the internal laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

Exhibit H – Page 5

EXHIBIT I-1
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement, dated as of December 17, 2021, by and among Performant Financial Corporation, a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, and MUFG Union Bank, N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meaning.
Pursuant to the provisions of Section 4.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:

Exhibit I-1 – Page 1

EXHIBIT I-2
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement, dated as of December 17, 2021, by and among Performant Financial Corporation, a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, and MUFG Union Bank, N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meaning.
Pursuant to the provisions of Section 4.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT] By: Name: Title: Date: , 20[_]

Exhibit I-2 – Page 1

EXHIBIT I-3
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement, dated as of December 17, 2021, by and among Performant Financial Corporation, a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, and MUFG Union Bank, N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meaning.
Pursuant to the provisions of Section 4.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

NAME OF PARTICIPANT

By:

Exhibit I-3 – Page 1

EXHIBIT I-4
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement, dated as of December 17, 2021, by and among Performant Financial Corporation, a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, and MUFG Union Bank, N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meaning.
Pursuant to the provisions of Section 4.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER] By: Name: Title: Date: , 20[_]

Exhibit I-4 – Page 1

SCHEDULE 2.1
COMMITMENTS

Name of Lender	Initial Term Loan Commitment	Revolving Credit Commitment
MUFG Union Bank, N.A.	$20,000,000	$15,000,000
Total	$20,000,000	$15,000,000

Schedule 2.1

SCHEDULE 6.2
SUBSIDIARIES

Schedule 6.2 – Page 1

SCHEDULE 6.17
ENVIRONMENTAL MATTERS

Schedule 6.17 – Page 1

SCHEDULE 8.7
INDEBTEDNESS

Schedule 8.7 – Page 1

SCHEDULE 8.8
LIENS

Schedule 8.8 – Page 1

SCHEDULE 8.9
INVESTMENTS

Schedule 8.9 – Page 1